                                                                       EXHIBIT 2



                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                        NOVA PACKAGING SYSTEMS, INC., AND
                         SWIFTPACK AUTOMATION UK LIMITED

                                       AND

                              DT INDUSTRIES, INC.,
                             PHARMA GROUP, INC., AND
                            DT PACKAGING SYSTEMS LTD.

                                  MARCH 8, 2004

                                TABLE OF CONTENTS

ARTICLE 1 TRANSFER OF ASSETS AND LIABILITIES...............................................            1
         1.1               Definitions.....................................................            1
         1.2               Assets to be Sold...............................................            1
         1.3               Excluded Assets.................................................            3
         1.4               Assumed Liabilities.............................................            4
         1.5               Liabilities Not Assumed.........................................            5
         1.6               US Employees....................................................            7
         1.7               UK Employees....................................................            8

ARTICLE 2 PURCHASE PRICE; ALLOCATION.......................................................           11
         2.1               Purchase Price..................................................           11
         2.2               Allocation of Purchase Price....................................           11

ARTICLE 3 CLOSING; CLOSING DATE............................................................           11

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND DTI............................           11
         4.1               Due Organization, Authority and Qualification...................           11
         4.2               Subsidiaries....................................................           12
         4.3               Authority to Execute and Perform Agreements.....................           12
         4.4               Financial Statements; Liabilities...............................           12
         4.5               Inventory; Accounts Receivable..................................           13
         4.6               No Material Adverse Change......................................           13
         4.7               Taxes...........................................................           13
         4.8               Certain Transactions............................................           14
         4.9               Compliance with Laws............................................           15
         4.10              Permits.........................................................           15
         4.11              No Breach.......................................................           15
         4.12              Environmental Matters...........................................           15
         4.13              Claims and Proceedings..........................................           17
         4.14              Contracts.......................................................           17
         4.15              Prepayments and Deposits........................................           18
         4.16              Leased Real Property............................................           18
         4.17              Product Warranty................................................           19
         4.18              Bank Accounts; Powers...........................................           19
         4.19              Tangible Property...............................................           19
         4.20              Intellectual Property...........................................           19
         4.21              Title to the Assets; Adequacy of Assets.........................           21
         4.22              Suppliers and Customers.........................................           21
         4.23              Employee Benefit Plans..........................................           21
         4.24              Labor Matters...................................................           23
         4.25              Insurance.......................................................           24
         4.26              US Employees and UK Employees...................................           24
         4.27              Business Products...............................................           24

         4.28              Operations of the Sellers.......................................           24
         4.29              Related Party Transactions......................................           25
         4.30              Brokers' Fees...................................................           26

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.................................           26
         5.1               Due Organization and Authority..................................           26
         5.2               Authority to Execute and Perform Agreements.....................           26
         5.3               No Breach.......................................................           26
         5.4               Broker's Fees...................................................           27
         5.5               Available Funds.................................................           27

ARTICLE 6 COVENANTS AND AGREEMENTS.........................................................           27
         6.1               Assets of the Business Held by DTI..............................           27
         6.2               Publicity.......................................................           27
         6.3               Sellers' Required Consents......................................           27
         6.4               Outstanding Cash................................................           28
         6.5               UK Tax Matters..................................................           28
         6.6               UK Contracts....................................................           29
         6.7               Corporate Name..................................................           30
         6.8               Further Assurances..............................................           31
         6.9               Consent of Third Parties........................................           31
         6.10              Provision of Data...............................................           32
         6.11              Accounts Receivable Payment; Post Office Box Number.............           32
         6.12              Confidentiality.................................................           32
         6.13              Non-Competition; Non-Solicitation...............................           33
         6.14              Reliance on Management Group....................................           34
         6.15              Employment Matters..............................................           34
         6.16              Use of Cash Purchase Price......................................           35
         6.17              Blister Packaging Machine.......................................           35
         6.18              Inland Revenue and Sales and Use Tax............................           35

ARTICLE 7 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASERS........................           36
         7.1               Representations and Covenants...................................           36
         7.2               Sellers' Required Consents......................................           36
         7.3               Opinion of Counsel to the Sellers and DTI.......................           36
         7.4               Additional Closing Documents of the Sellers.....................           36
         7.5               No Claims.......................................................           37
         7.6               Transition Services Agreement...................................           37
         7.7               Release of Liens................................................           37
         7.8               FIRPTA Affidavit................................................           37

ARTICLE 8 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLERS............................           37
         8.1               Representations and Covenants...................................           37
         8.2               Instrument of Assumption........................................           37
         8.3               Delivery of the Base Consideration..............................           37

         8.4               No Claims.......................................................           38
         8.5               UK Guarantees...................................................           38

ARTICLE 9 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS................           38

ARTICLE 10 INDEMNIFICATION.................................................................           38
         10.1              Obligation of the Sellers and DTI to Indemnify..................           38
         10.2              Obligation of the Purchasers to Indemnify.......................           39
         10.3              Notice and Opportunity to Defend................................           39
         10.4              Characterization of Indemnity Payments..........................           40
         10.5              Exclusivity.....................................................           41

ARTICLE 11 MISCELLANEOUS...................................................................           41
         11.1              Certain Definitions.............................................           41
         11.2              Notices.........................................................           46
         11.3              Entire Agreement; No Third Party Beneficiaries..................           47
         11.4              Specific Performance............................................           47
         11.5              Waivers and Amendments; Non-Contractual Remedies................           47
         11.6              Binding Effect; Assignment......................................           47
         11.7              Counterparts and Facsimile......................................           47
         11.8              Exhibits and Schedules..........................................           47
         11.9              Headings........................................................           48
         11.10             Usage...........................................................           48
         11.11             Interpretation..................................................           48
         11.12             Currency........................................................           48
         11.13             Severability....................................................           48
         11.14             Fees and Expenses...............................................           48
         11.15             WAIVER OF JURY TRIAL............................................           48
         11.16             GOVERNING LAW...................................................           48
         11.17             Consent to Jurisdiction.........................................           49

SCHEDULES
---------
Schedule 1.4           Assumed Business Contracts
Schedule 1.6           US Employees
Schedule 1.7           UK Employees
Schedule 2.2           Allocation of Purchase Price
Schedule 4.1           Qualifications to do Business
Schedule 4.4           Financial Statements
Schedule 4.5           Inventory
Schedule 4.6           Material Adverse Change
Schedule 4.9           Compliance with Laws
Schedule 4.10          Permits
Schedule 4.11          Sellers' Required Consents
Schedule 4.12          Environmental Matters
Schedule 4.13          Claims
Schedule 4.14          Material Contracts
Schedule 4.15          Prepayments and Deposits
Schedule 4.16          Leased Real Property
Schedule 4.17          Product Warranty
Schedule 4.18          Bank Accounts; Powers
Schedule 4.19          Tangible Property
Schedule 4.20          Intellectual Property
Schedule 4.21          Certain Liens
Schedule 4.22          Suppliers and Customers
Schedule 4.23          Employee Benefit Plans
Schedule 4.25          Insurance
Schedule 4.26          US Employees and UK Employees
Schedule 4.28          Operations of the Seller
Schedule 4.29          Related Party Transactions
Schedule 4.30          Sellers' Brokers' Fees
Schedule 6.15          Severance and Vacation Obligations

Schedule of February Operating Current Liabilities

                            ASSET PURCHASE AGREEMENT

                  This ASSET PURCHASE AGREEMENT, dated as of March 8, 2004 (this "Agreement"), is by and among Nova Packaging Systems, Inc., a Delaware corporation, ("US Purchaser"); Swiftpack Automation UK Limited, a company incorporated under the Laws of England (company number 0540173) ("UK Purchaser"; and together with US Purchaser collectively referred to herein as the "Purchasers" and individually as a "Purchaser"); Pharma Group, Inc., a Delaware corporation ("US Seller"); DT Packaging Systems Ltd., a company incorporated under the Laws of England (company number 01949435) ("UK Seller"; and together with US Seller collectively referred to herein as the "Sellers" and individually as a "Seller"); and solely for the purposes of the provision in clause (vii) of
Section 1.3, Article 4 (but only to the extent provided therein), Sections 6.1, 6.2, 6.7, 6.8, 6.10, 6.11, 6.12, 6.13, 6.17 and 6.18, Article 10 and Article 11
herein, DT Industries, Inc., a Delaware corporation ("DTI").

                  WHEREAS, the Purchasers wish to purchase from the Sellers, and the Sellers wish to sell to the Purchasers, certain of the assets, properties, rights and businesses of the Sellers upon the terms and subject to the conditions of this Agreement (the "Contemplated Transactions").

                  NOW THEREFORE, in consideration of the foregoing, of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

                                   ARTICLE 1
                       TRANSFER OF ASSETS AND LIABILITIES

         1.1 DEFINITIONS. Capitalized terms used herein without definitions shall have the meanings ascribed to them in Section 11.1 and in other sections herein where such capitalized terms are defined.

         1.2      ASSETS TO BE SOLD.

                  (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, transfer, convey, assign and deliver to the Purchasers and the Purchasers shall purchase from the Sellers, all right, title and interest in and to all of the Assets (as herein defined) (which includes the Business as a going concern), free and clear of all Liens, except for the Lien disclosed on Schedule 4.21 hereto. At the Closing, the Sellers shall execute and deliver to the Purchasers (x) a Bill of Sale in a form reasonably acceptable to the Purchasers and Sellers (the "Bill of Sale") and (y) customary assignments of the Business Intellectual Property each in a form reasonably acceptable to the Purchasers and Sellers (collectively, the "Assignment of Business Intellectual Property"). The "Assets" consist of all of right, title and interest in and to:

                           (i)      All rights under all written and oral (a)
contracts and agreements with customers of the Business, and purchase orders, sales orders and other orders and commitments issued by customers of the Business, in all cases, in connection with revenue generating activities of the Business (collectively, the "Customer Contracts")
(b) other licenses, leases, contracts and agreements which are used in or relate to the Business, including Material Contracts (as defined herein), to the extent listed on Schedule 1.4, (c) the UK Facility Lease, (d) the US Facility Lease and
(e) the Business' supply contract with SparcSystem (collectively, the "Business Contracts");

                           (ii)     All rights to trades receivable, accounts
receivable, notes receivable and other monies receivable relating to or arising out of the Business (excluding the DTI Notes Receivable (as herein defined)) (the "Accounts Receivable");

                           (iii)    All product records, customer
correspondence, production records, contract files, technical, accounting, manufacturing and procedural manuals, customer lists, employment records, studies, reports or summaries relating to any environmental conditions or consequences of any operation, present or former, as well as all studies, reports or summaries relating to any environmental aspect or the general condition of any of the Assets, to the extent that any of the foregoing are used in or relate to the Business;

                           (iv)     All rights under express or implied
warranties and guarantees relating to any of the Assets or relating to or arising out of the Business;

                           (v)      All inventory of the Business, whether
located at the UK Facility, the US Facility or at any other location, including all inventory of the Business consisting of work in process, finished products and spare parts and supplies (the "Inventory");

                           (vi)     All property, plant, equipment, fixed
assets, furniture and fixtures, and tangible personal property, including machinery, equipment, furniture, fixtures, buildings and other improvements, leasehold improvements, vehicles, structures, computers, supplies, office equipment and other property, in each case, relating to or used in connection with the Business other than the Inventory (the "Tangible Property");

                           (vii)    All deposits and other similar assets
related to or made in connection with any of the Assets as well as all prepayments or deposits received by any Seller from customers of the Business (collectively, the "Prepayments and Deposits");

                           (viii)   All rights of the Sellers and DTI under any
non-disclosure agreements, non-solicitation agreements, non-competition agreements, confidentiality agreements or other restrictive agreements or covenants (the "Restrictive Agreements") entered into with any UK Employee, US Employee or any other person to the extent such rights relate primarily to the Business or the Assets to the extent such agreements are assignable;

                           (ix)     All goodwill of the Business and all
Intellectual Property necessary to the conduct of the Business as presently conducted, including any and all Intellectual Property developed in whole and in part by any employee of Sellers and DTI that is necessary for the conduct of the Business as presently conducted and the Intellectual Property set forth on
Schedule 4.20(a), together with all income, royalties, damages and payments due or payable at the Closing or thereafter (including, without limitation, damages and payments for past or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof, any and all corresponding rights that, now or hereafter, that may be secured throughout the world and all copies and tangible embodiments of any such Intellectual Property (the "Business Intellectual Property");

                           (x)      All franchises, approvals, permits,
licenses, orders, registrations, certificates, variances and other similar permits and rights obtained from any government or similar type entity in connection with the conduct of the Business, and all pending applications therefore, to the extent the foregoing are by their terms or by law assignable;

                           (xi)     $2,320,043 in cash (the "2004 Operating
Cash"); and

                           (xii)    Except for the Excluded Assets, all other
assets, properties, prepaid charges, prepaid expenses, claims, rights and interests of the Sellers related to the Business of every kind and nature and description, whether tangible or intangible, real, personal or mixed.

                  (b) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Assets shall be specifically sold, transferred, conveyed, assigned and delivered to and purchased by the Purchasers as follows: (i) all US Assets together with all other assets and properties included in the Assets that are not UK Assets shall be sold, transferred, conveyed, assigned and delivered to and purchased by the US Purchaser; and (ii) all UK Assets shall be sold, transferred, conveyed, assigned and delivered to and purchased by the UK Purchaser.

         1.3 EXCLUDED ASSETS. The following items (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of the Sellers after the Closing:

                           (i)      All cash of the Sellers other than the 2004
Operating Cash;

                           (ii)     The consideration deliverable from the
Purchasers to, and any other rights of, the Sellers pursuant to this Agreement and any other agreement or document executed by any Purchaser on or prior to the Closing for the benefit of any Seller in connection with the Contemplated Transactions;

                           (iii)    The Sellers' articles of incorporation,
non-transferable franchises, corporate seals, minute books, stock books and other corporate records having to do with the corporate organization and capitalization of the Sellers and all of the Sellers' Tax records and all business records relating solely to the Excluded Assets and Excluded Liabilities;

                           (iv)     The Sellers' books of accounts; provided,
however, that copies of such books of accounts related to the Business shall be provided to the Purchasers at the Closing;

                           (v)      All shares of the capital stock of the
Sellers;

                           (vi)     Any deferred tax assets of the Sellers;

                           (vii)    All rights under the Business Insurance
Policies (as herein defined); provided, however, that for so long as DTI, at its sole discretion, maintains insurance for any products liability related to the Business for claims relating to products delivered prior to or on the Closing Date, DTI agrees to name Purchasers as additional insured parties under such product liability policies; provided, further, that the Purchasers shall agree to reasonably cooperate with DTI in connection with any such product liability claim;

                           (viii)   All rights of the Sellers, DTI and any
affiliates of DTI under any Restrictive Agreements as such agreements relate to businesses other than the Business;

                           (ix)     All personnel records and other records that
Sellers are required by Law to retain in their possession, provided that copies of such records shall be provided to Purchasers at Closing;

                           (x)      The assets associated with any US Employee
Benefit Plan or any Foreign Plan, and all rights under such US Benefit Plans or Foreign Plans;

                           (xi)     Any non-trade notes receivable due from DTI
or its affiliates (the "DTI Notes Receivable"); and

                           (xii)    That certain lease, dated as of February 24,
2000, by and between Brixton Estates (Jersey) Ltd., DT Industries (UK) Ltd. and Swiftpack Automation Ltd. for unit 2 Watchmoor Point, Camberly (the "Camberly Facility").

         1.4      ASSUMED LIABILITIES.

                  (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchasers shall assume and agree to observe, perform and fulfill the terms and conditions to be observed, performed and fulfilled by any Seller after the Closing Date under (collectively, the "Assumed Liabilities");

                           (i)      the Business Contracts listed on Schedule
1.4 attached hereto and the Customer Contracts (in each case, in no event to include any obligations of any Seller that relate to any breach of any representation, warranty, covenant or agreement under such leases or contracts that arose on or prior to Closing);

                           (ii)     the Closing Date Operating Current
Liabilities (as herein defined);

                           (iii)    any and all product or similar type
liability and/or obligation related to the Business to the extent a claim for such liability is relating to products delivered or services performed by the Purchasers after the Closing Date; and

                           (iv)     any liability or obligation relating to US
Employees, to the extent expressly provided in Section 6.15.

                  (b) At the Closing, the Purchasers and the Sellers shall execute and deliver an instrument of assumption (the "Instrument of Assumption") in a form reasonably acceptable to the Purchasers and Sellers, pursuant to which Purchasers shall assume and agree to perform and pay and discharge the Assumed Liabilities in the manner set forth herein.

                  (c) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Assumed Liabilities shall be specifically assumed by the Purchasers as follows:

(i) the US Purchaser shall assume in the manner set forth in Section 1.4(a) all Assumed Liabilities other than the UK Liabilities and (ii) the UK Purchaser shall assume in the manner set forth in Section 1.4(a) all of the UK Liabilities.

                  (d) For purposes of this Agreement, the following terms have the following meanings:

                  "Additional Operating Current Liabilities" means any and all current liabilities of the Business incurred during the period beginning February 23, 2004 and ending as of the Closing, and solely of the type included in the February Operating Current Liabilities as calculated in accordance with GAAP in the same manner as the February Operating Current Liabilities, but only to the extent such current liabilities of the Business are incurred by the management team of the Business in the ordinary course of business, consistent with past practices.

                  "Assumed Trade Payables" means the trade payables included in the Closing Date Operating Current Liabilities.

                  "Closing Date Operating Current Liabilities" means all Operating Current Liabilities but only to the extent such Operating Current Liabilities have not been satisfied on or prior to the Closing or are not included in the definition of Excluded Liabilities (as herein defined).

                  "February Operating Current Liabilities" means the $6,381,393.50 of current liabilities of the US Business and the (pound)1,747,357 of current liabilities of the UK Business, in each case, as of February 22, 2003 set forth on the Schedule of February Operating Current Liabilities attached hereto, which consists of, with respect to the US Business, $1,517,676.50 in trade payables, $3,461,022 in customer advances and $1,402,695 in accruals, and, with respect to the UK Business, (pound)553,844 in trade payables, (pound)846,075 in customer advances and (pound)347,438 in accruals, all as set forth on such Schedule of February Operating Current Liabilities.

                  "GAAP" means generally accepted accounting principles in the United States.

                  "Operating Current Liabilities" means the February Operating Current Liabilities and the Additional Operating Current Liabilities.

         1.5      LIABILITIES NOT ASSUMED.

                  (a) The Purchasers shall not assume or in any way be liable for the payment, performance and discharge of any liabilities and/or obligations of any Seller or any of its affiliates, including liabilities and/or obligations relating to Taxes of any Seller or in any way attaching to the Assets, except for the Assumed Liabilities.

                  (b) Without limiting the generality of the foregoing, the Purchasers shall not assume and the Sellers shall retain and shall punctually pay, perform and discharge when due, the following liabilities and/or obligations of the Sellers (collectively, the "Excluded Liabilities"):

                           (i)      any and all liabilities and/or obligations
of any kind or nature relating to Taxes of any Seller and, with respect to the Assets, all Tax liabilities and/or obligations accrued for, applicable to or arising from any period ending on or before the Closing Date (including, without limitation, any liabilities or obligations pursuant to any Tax sharing agreement, Tax indemnification or similar arrangement);

                           (ii)     subject to Sections 6.5 and 11.14, any and
all liabilities and/or obligations incurred by or on behalf of any Seller or its affiliates arising from the Contemplated Transactions, including, without limitation, all legal fees, Taxes, costs and disbursements of any Seller, DTI or any of their respective affiliates payable in connection with this Agreement; provided, however, (a) subject to Section 6.5, all sales, transfer, use and other similar type Taxes which arise from the sale of the Assets to Purchasers shall be borne equally by Sellers and Purchasers and (b) in no event shall the Excluded Liabilities include any bonus payable to James I. Ririe pursuant to that certain letter agreement, dated March 6, 2003, between DTI and James I. Ririe or any bonus payable to Desmond O'Neil pursuant to that certain letter agreement, dated March 6, 2003, between DTI and Desmond O'Neil.

                           (iii)    any and all liabilities and/or obligations
arising pursuant to Environmental Laws (whether or not constituting liabilities and/or obligations of the Sellers or the Purchasers in the first instance) with respect to the Assets or the Business and relating to or arising from facts, events or conditions existing or occurring on or before the Closing Date, including without limitation (A) any Release of a Hazardous Substance at or from the US Facility or the UK Facility on or before the Closing Date; or (B) the disposal of or arrangement for disposal of any wastes on or before the Closing Date ("Pre-Closing Environmental Liabilities");

                           (iv)     except as specifically set forth in Section
1.7 and Section 6.15 of this Agreement, any and all liabilities and/or obligations (A) relating to or arising under any "employee benefit plan" (as defined in Section 3(3) of ERISA) or any other employee benefit plan, program or arrangement at any time maintained, sponsored or contributed to by any Seller or any ERISA Affiliate, or with respect to which any Seller or any ERISA Affiliate has any liability or potential liability, or (B) pertaining to the employment by, or termination from employment with, any Seller or any ERISA Affiliate, of any individual (including any UK Employee or US Employee);

                           (v)      any and all product or similar type
liabilities and/or obligations with respect to any product sold or services performed for which revenue was recognized by a Seller prior to the Closing, in either case, by the Business or any Seller or any affiliate or predecessor of any Seller prior to Closing;

                           (vi)     any and all liabilities and/or obligations
with respect to any indebtedness for borrowed money or capital leases (other than any capital lease listed on Schedule 1.4 attached hereto) or any guaranties of any indebtedness for borrowed money;

                           (vii)    any and all liabilities and/or obligations
relating to any of the Excluded Assets or relating to any property or facility formerly owned, operated or leased by the Sellers or any predecessor of Sellers;

                           (viii)   any and all liabilities and obligations with
respect to any lease or license for the Camberly Facility or any guaranty for any such lease or license for the Camberly Facility;

                           (ix)     any and all liabilities for the infringement
or misappropriation of any Intellectual Property on or prior to the Closing
Date;

                           (x)      any and all claims and/or litigation listed
on Schedule 4.13; and

                           (xi)     any and all liabilities and/or obligations
of any Seller other than the Assumed Liabilities.

                  (c) The Sellers shall use commercially reasonable efforts to perform, pay and discharge, in the normal course of business, consistent with past practices, all Excluded Liabilities.

         1.6      US EMPLOYEES.

                  (a) Schedule 1.6 lists all individuals who are employed by the US Seller or any other affiliate of DTI at the US Facility as of the date hereof. At or promptly after Closing, the US Purchaser shall offer employment to all of the US Employees and such US Employees who accept such offer shall be hereafter referred to as "US Transferred Employees."

                  (b) The US Purchaser shall offer employment to the US Employees at substantially the same wage rates in effect for such US Employees as of the Closing Date, but otherwise on terms and conditions deemed appropriate by the US Purchaser, in its sole discretion. This Section 1.6 is a covenant among the parties hereto and shall not, in any manner, create any contractual right of employment for any US Employee or any other person.

                  (c) The Sellers agree that they shall be responsible for any and all liabilities and obligations related to, or arising from, any individual's (including all US Employees') employment by, or termination from employment with, any Seller or any subsidiary, ERISA Affiliate or other related entity, except for the obligations assumed by the US Purchaser set forth in
Section 6.15, including, without limitation, claims for continuation coverage pursuant to COBRA, severance pay (except as otherwise assumed by the US Purchaser set forth in Section 6.15), expense reimbursement and any other benefit provided to any such individual by any Seller or any subsidiary, ERISA Affiliate or other related entity. The Sellers shall have sole responsibility for satisfying the continuation coverage requirements of COBRA for all employees or former employees of any Seller (and any dependents or beneficiaries thereof) who are receiving COBRA continuation coverage as of the Closing Date or who are entitled to elect such coverage on account of a qualifying event occurring on or before the Closing Date.

                  (d) Effective as of the Closing Date, the US Transferred Employees shall cease to participate in DT Industries, Inc. Profit Sharing and Savings Plan (the "Seller's 401(k) Plan"), and as soon as administratively practicable following the Closing Date, the US Purchaser shall establish a new 401(k) plan for the US Transferred Employees (the "Purchaser's 401(k) Plan"). As soon as is reasonably practicable following the Closing Date, the Sellers shall cause the trustee of the Seller's 401(k) Plan to transfer account balances related to the US Transferred

Employees (including any outstanding loans) from the Seller's 401(k) Plan to the Purchaser's 401(k) Plan to the extent such transfer, in the Sellers' reasonable judgment, would not cause a breach of fiduciary duty and in accordance with the requirements of Sections 411(d)(6) and 414(l) of the Code. The US Purchaser shall cause the trustee of the US Purchaser's 401(k) Plan to accept the transfer account balances related to the US Transferred Employees (including any outstanding loans) to the extent such transfer, in the US Purchaser's reasonable judgment, would not cause a breach of fiduciary duty. Such transfer shall be made in cash, except that any promissory notes evidencing participant loans shall be transferred in kind. The Sellers and the US Purchaser shall use commercially reasonable efforts to effect such transfer of assets in a timely manner. Until such transfer is accomplished, the Sellers shall cause the trustee of the Seller's 401(k) Plan to suspend any default on any loan from the Seller's 401(k) Plan to any US Transferred Employee.

                  (e) The Sellers and the Purchasers hereby agree that any employee of the Business who (i) as of the Closing Date is receiving or entitled to receive short-term disability benefits and who subsequently becomes eligible to receive long-term disability benefits, or (ii) as of the Closing Date is receiving or entitled to receive long-term disability benefits, shall become eligible (to the extent not already eligible) or continue to be eligible (to the extent already eligible), as applicable, to receive long-term disability benefits under the Sellers' long-term disability plan(s) unless and until such employee is no longer disabled and in no event shall the Purchasers have an obligation to provide disability benefits to any such employees.

                  (f) The US Seller shall use its reasonable best efforts to cause each policy of insurance underlying any US Employee Benefit Plan that is an Employee Welfare Benefit Plan to be assigned to the US Purchaser or to have the portion of such policy covering US Transferred Employees spun-off into a separate policy, in each event effective as of the Closing Date. If the applicable insurance carrier agrees to assignment of any such policy or spin-off of a separate policy, then the US Purchaser shall agree to the assumption of the applicable insurance policy. The Sellers shall remain responsible for all claims incurred by US Transferred Employees and any former employee of any Seller (and any eligible dependents and beneficiaries thereof) prior to the Closing (regardless of when such claims are reported) under the Sellers' self-insured US Employee Benefit Plans. For purposes of clarity, a claim shall be considered incurred when the service for which payment is requested is rendered.

                  (g) The Sellers and the US Purchaser agree to follow the Standard Procedure specified in Revenue Procedure 96-60, 1996-2 C.B. 399, whereby, among other things, each will be responsible for the reporting duties with respect to its own payment of wages and compensation to the US Transferred Employees in connection with the operation or activities of the Business.

         1.7      UK EMPLOYEES.

                  (a) Schedule 1.7 lists all individuals who are employed by the UK Seller or any other affiliate of DTI at the UK Facility as of the date hereof. The Transfer of Undertakings (Protection of Employment) Regulations 1981 (the "UK Transfer Regulations") apply to the sale and purchase of the UK Business effected by this Agreement and accordingly:

                           (i)      the contracts of employment between the UK
Seller and the UK Employees (save insofar as such contracts relate to any occupational pension scheme) shall transfer to the UK Purchaser with effect from the Closing pursuant to the UK Transfer Regulations; and

                           (ii)     all wages, salaries and other benefits of
the UK Employees and all United Kingdom PAYE, Tax deductions and National Insurance contributions relating thereto shall be discharged in so far as possible by the UK Seller in respect of the period up to the Closing and by the UK Purchaser thereafter.

                  (b) The UK Seller shall indemnify and keep the UK Purchaser indemnified from and against all claims, demands, actions, proceedings, damages, compensation, tribunal awards, fines, costs, expenses and all other liabilities whatsoever arising out of or connected with any claim or other legal recourse by:

                           (i)      any of the UK Employees which relates to any
actual or alleged act or omission of the UK Seller or any affiliate of DTI (or any other event or occurrence) prior to the Closing; and/or

                           (ii)     any trade union or staff association
recognized by the UK Seller or any affiliate of DTI in respect of any of the UK Employees which relates to any actual or alleged act or omission of the UK Seller or any affiliate of DTI (or any other event or occurrence) prior to the Closing (except where such claim or recourse relates to an act or omission of the UK Purchaser).

Notwithstanding the foregoing, the indemnity for the benefit of the UK Purchaser under this Section 1.7(b) shall not apply to the extent that any such claims, demands, actions, proceedings, damages, compensation, tribunal awards, fines or other legal recourse arise out of the UK Purchaser's failure to comply with its obligations under Regulation 10 of the UK Transfer Regulations.

                  (c) Subject to Section 1.7(d), the parties intend that the UK Transfer Regulations shall apply only to the UK Employees and accordingly the UK Seller undertakes to indemnify and keep the UK Purchaser indemnified from and against all claims, demands, actions, proceedings, damages, compensation, tribunal awards, fines, costs, expenses and all other liabilities whatsoever arising under or in relation to:

                           (i)      any contract of employment (including,
without prejudice to the generality of the foregoing, the termination thereof) with; or

                           (ii)     any duty or liability of the UK Seller in
relation to any matter whatsoever (whether arising before or after the Closing) in respect of,

any former, existing or future employee of the UK Seller or any affiliate of DTI who is not a UK Employee and which contract, duty or liability is transferred to the UK Purchaser under the UK Transfer Regulations or is alleged by such employee to have been so transferred.

                  (d) If the contract of employment of any former, existing or future employee of the UK Seller or any affiliate of DTI (not being an employee of the UK Seller who is intended by the parties at the Closing to be a UK Employee) is pursuant to the Transfer Regulations transferred to the UK Purchaser and the UK Purchaser shall not within one month of the Closing dismiss such employee then such employee shall be deemed for all purposes of this Agreement to be and at all relevant times to have been a UK Employee.

                  (e) The UK Purchaser shall indemnify the UK Seller and each other affiliate of DTI and keep the UK Seller and each other affiliate of DTI indemnified from and against all demands, actions, proceedings, damages, compensation, tribunal awards, fines, costs, expenses and all other liabilities whatsoever arising out of or connected with any claim or other legal recourse by any of the UK Employees against the UK Seller or any other affiliate of DTI which relates to any actual or alleged act or omission of the UK Purchaser (or any other event or occurrence) after the Closing.

                  (f) The UK Purchaser shall fully indemnify the UK Seller and each other affiliate of DTI against all liabilities incurred by it in relation to any UK Employee which relate to or arise as a consequence of:

                           (i)      the change in the identity of his employer
as a consequence of this Agreement being a significant change and to his detriment; or

                           (ii)     any proposed or actual substantial change to
his working conditions being made to his detriment by the UK Purchaser after the Closing; or

                           (iii)    any UK Employee informing the UK Seller or
the UK Purchaser that he objects to being employed by the UK Purchaser.

                  (g) The UK Purchaser shall promptly provide to the UK Seller in writing such information as the UK Seller shall expressly request in writing and as will enable the UK Seller to carry out its duties under Regulation 10 of the UK Transfer Regulations, and:

                           (i)      the UK Purchaser shall indemnify the UK
Seller and each other affiliate of DTI against any liabilities, claims, losses, costs and expenses they may incur as a result of their failure to consult in accordance with Regulation 10 to the extent that any such liabilities, costs and expenses are attributable to any failure or delay on the part of the UK Purchaser to provide the UK Seller with such information (whether before or after the date hereof); and

                           (ii)     without prejudice to subparagraph (i) above
the UK Seller shall indemnify the UK Purchaser against any liabilities, claims, losses, costs and expenses the UK Purchaser may incur as a result of the UK Seller's failure to consult in accordance with Regulation 10.

                  (h) On such date as the UK Seller and the UK Purchaser may agree in writing, but in any event by not later than the Closing the UK Seller and the UK Purchaser will join in delivering to each of the UK Employees a joint letter from the UK Seller and the UK Purchaser in the form agreed between the parties.

                                   ARTICLE 2
                           PURCHASE PRICE; ALLOCATION

         2.1      PURCHASE PRICE.

                  (a) For purposes of this Agreement, the term "Base Consideration" means $12,500,000.

                  (b) The aggregate purchase price (the "Purchase Price") for the Assets shall be equal to (x) the Base Consideration plus (y) the assumption of the Assumed Liabilities.

                  (c) Subject to the terms and conditions set forth herein, at the Closing, the Purchasers shall deliver to the Sellers, by wire transfer of immediately available funds to an account designated by the Sellers, an amount equal to the Base Consideration.

         2.2 ALLOCATION OF PURCHASE PRICE. Sellers and Purchasers agree that the Purchase Price shall be allocated among the Assets as set forth in
Schedule 2.2 hereto. The parties hereto shall each report the federal, state and local income and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation, including but not limited to the preparation and filing of Form 8594 under Section 1060 of the Code (or any successor form or successor provision of any future tax law) with their respective federal income tax returns for the taxable year that includes the Closing Date, and no party hereto will take any position inconsistent with such allocation unless otherwise required by applicable law.

                                   ARTICLE 3
                              CLOSING; CLOSING DATE

                  Subject to the satisfaction or waiver of each of the conditions set forth in Articles 7 or 8, the Closing of the sale and purchase of the Assets contemplated hereby shall take place at the New York office of Kirkland & Ellis LLP at 11:00 a.m., New York City time, on the date hereof or at such other place or such other time or date as the parties may mutually agree, provided that all of the conditions to the Closing set forth in Articles 7 and 8 have been satisfied or waived in writing by the party entitled to waive the same. The date of the Closing is referred to herein as the "Closing Date".

                                    ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES OF THE
                                 SELLERS AND DTI

                  Each of the Sellers, jointly and severally (and DTI with respect to itself in Sections 4.1, 4.3, 4.20(b)(vi) and 4.30), represents and warrants to the Purchasers as follows:

         4.1 DUE ORGANIZATION, AUTHORITY AND QUALIFICATION. Each Seller and DTI is a corporation or company, as applicable, duly incorporated, formed or organized and validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation, formation or organization and has all requisite power and authority to own, lease and operate its properties used in connection with the Business and to carry on the Business as now being conducted by such Seller or DTI, as the case may be. Each Seller is duly qualified or otherwise authorized as a foreign corporation or company, as the case may be, to transact business and is in good standing in each jurisdiction set forth on Schedule 4.1 opposite its name thereon, which are the only jurisdictions in which such qualification or authorization is required by law in respect of the conduct of the Business or the ownership of the Assets and in which the failure to so qualify or be authorized could have a Material Adverse Effect on the Assets or the financial condition of the Business.

         4.2 SUBSIDIARIES. Each Seller is, directly or indirectly, a wholly-owned subsidiary of DTI. No Seller owns, directly or indirectly, or has any direct or indirect equity participation in any corporation, partnership, trust, joint venture, limited liability company or other business association

         4.3 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Each Seller and DTI has the requisite power and authority to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which such Seller or DTI is or will be a party, and to perform fully such Seller's or DTI's obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by each Seller and no other corporate proceedings or approvals with respect to such Seller are necessary to authorize this Agreement or the Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by DTI and, to the extent necessary or required, by DTI's shareholders. This Agreement has been duly executed and delivered by each Seller and DTI, and each and every other agreement and instrument to which any Seller or DTI, as the case may be, is a party will be duly executed and delivered by such Seller or DTI, as the case may be, and (assuming due execution and delivery hereof and thereof by the other parties hereto and thereto) this Agreement and each such other agreement and instrument will be valid and binding obligations of each Seller or DTI, as the case may be, enforceable against such Seller or DTI, as the case may be, in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         4.4      FINANCIAL STATEMENTS; LIABILITIES.

                  (a) Attached hereto as Schedule 4.4 is a copy of the following financial statements for the Business: the unaudited financial statements for the Business for the fiscal years 2003, 2002 and 2001 and for the six months ended December 28, 2003 (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of the Sellers and the Business and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the Financial Statements may omit statements of changes in financial position and footnote disclosures required by GAAP and are subject to normal year-end audit adjustments. The Financial Statements fairly present the financial condition and operating results of the Business as of the dates, and for the periods, indicated therein.

                  (b) The Business does not have any material liability or obligation other than: (i) liabilities and obligations adequately reflected or reserved against in the Financial Statements; (ii) liabilities and obligations incurred after December 28, 2003 in the ordinary course of business consistent with past practices of the Business; and (iii) liabilities and obligations under any contract, agreement, license, lease, US Employee Benefit Plan or Foreign Plan to which a Seller or its affiliates is a party that requires performance on or after the Closing Date.

         4.5      INVENTORY; ACCOUNTS RECEIVABLE.

                  (a) Set forth on Schedule 4.5 is a list of all material items of Inventory as of December 28, 2003. Except as set forth on Schedule 4.5, the Inventory (i) is fit for the use which is intended, free from any material defects and in a quality and quantity usable in the ordinary course of business except to the extent reserved against in the Financial Statements; (ii) contains no material amounts of items that are obsolete or of below-standard quality except to the extent reserved against in the Financial Statements; and (iii) is fully paid for and is not subject to any consignment or credit arrangement with a third party.

                  (b) Sellers have previously provided to Purchasers a list of all Accounts Receivable as of December 28, 2003. All Accounts Receivable represent sales actually made in the ordinary course of business, and are collectible net of any reserves as set forth in the Financial Statements (as herein defined), which reserves are adequate and were calculated on a basis consistent with GAAP and past practices.

         4.6      NO MATERIAL ADVERSE CHANGE. Except as disclosed on Schedule
4.6 hereto, since December 28, 2003 (the "Balance Sheet Date"), (i) the Business has been conducted in all material respects in the ordinary course of business consistent with past practice; (ii) there has been no event, occurrence or change that has had, or is reasonably expected to have, a Material Adverse Effect on the Condition of the Business, and the Sellers do not know of any such event, occurrence or change that is threatened; and (iii) there has not been any damage, destruction or loss which would reasonably be expected to have or has had a Material Adverse Effect on the Condition of the Business or the Assets, whether or not covered by insurance.

         4.7      TAXES.

                  (a) General. With respect to the Business and the Assets, US Seller has timely filed all Tax Returns that it was required to file (taking into account applicable extensions) and all such Tax Returns are correct and complete. US Seller has paid on a timely basis all such Taxes that were shown as due on such Tax Returns. To the knowledge of the US Seller, there is no pending or threatened Tax audit of any Tax Return involving the Business or the Assets, or with respect to US Seller's income, assets and operations, including the Assets.

                  (b)      UK Taxes.

                           (i)      Stamp Duty or Transfer Taxes. All documents
to which the UK Seller was a party as lessee, assignee or purchaser in relation to the Assets which are required to be stamped and which are in the possession of the UK Seller and by virtue of which the UK Seller has any right have been duly stamped. In relation to any such documents which are outside the United Kingdom, no such documents would attract stamp duty if they were brought into the United Kingdom.

                           (ii)     VAT. The UK Seller is duly registered for
the purposes of taxes payable pursuant to VATA (as herein defined) (such taxes being, "UK Value Added Tax") with quarterly prescribed accounting periods but no such registration is pursuant to paragraph 2 of Schedule 1 to the UK VAT (as herein defined) or subject to any conditions imposed by or agreed with HM Customs & Excise and the UK Seller is not (nor are there any circumstances by virtue of which it may become) under a duty to make monthly payments on account under the UK Value Added Tax (Payments on Account) Order 1993. The UK Seller is not and was not partially exempt in its current or preceding value added tax year and there are no circumstances by reason of which the UK Seller might not be entitled to credit for all UK Value Added Tax chargeable on supplies received and imports and acquisitions made (or agreed or deemed to be received or made) by it since the beginning of its earliest value added tax year to include a period since January 1, 2002 and there are no circumstances by reason of which either regulation 107 or 108 of the UK Value Added Tax Regulations 1995 might apply (or have since January 1, 2002 applied) to the UK Seller.

                           (iii)    Capital Goods Scheme. As far as the UK
Seller is aware, none of the UK Assets is an Item for the purposes of Part XV of the Value Added Tax Regulations 1995.

                           (iv)     Special Arrangements. So far as the UK
Seller is aware, the amount of Tax chargeable in relation to the UK Business does not materially depend on any arrangement, unpublished concession or other agreement with any Taxation Authority not generally applicable to tax payers in the United Kingdom or any other jurisdiction.

                           (v)      Tax Charges and Powers of Sale. No charge or
security in favor of any Taxation Authority entitled to enforce or collect any Taxes outstanding over any of the UK Assets and no circumstances exist which allow or could allow any such Taxation Authority to exercise any power of sale, confiscation, compulsory transfer or other appropriation in respect of the UK Assets.

                           (vi)     Pay Roll Taxes. The Sellers have not
provided to any employee or ex-employee employed in connection with its business, or to any officer or ex-officer appointed in connection with the UK Business or the Assets any benefit (including any securities or interest in securities) in respect of which the Purchasers will or would, if any prescribed circumstances arise, be required on or after Closing to operate PAYE or pay or account for any national insurance contributions.

         4.8 CERTAIN TRANSACTIONS. To the knowledge of the UK Seller, the UK Seller has not at any relevant time been party to a transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by the person owning the UK Seller is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favor of another person under the law of any relevant jurisdiction or country. To the knowledge of the UK Seller, neither the shares nor any of the assets of the UK Seller have been a subject of a transaction at an undervalue within the meaning of Section 238 of Part VI of the UK Insolvency Act 1986 (as amended).

         4.9 COMPLIANCE WITH LAWS. Except as set forth on Schedule 4.9 with respect to the Business and Assets, the Sellers are not in violation of any applicable order, judgment, injunction, award, decree or writ (collectively, "Orders"), or, to its knowledge, any applicable law, statute, code, ordinance, regulation or other requirement (collectively, "Laws"), of any government or political subdivision thereof, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, "Governmental Bodies") having jurisdiction over the Business or the Assets, and no Seller has received written notice that any such violation is being or may be alleged. Each Seller and its directors, managers, officers, agents, employees or other authorized persons associated with or acting on behalf of the Business are in compliance with the provisions of the Foreign Corrupt Practices Act of 1977 to the extent such act is applicable to such person.

         4.10 PERMITS. Except as set forth on Schedule 4.10, the Sellers have all material licenses, permits, exemptions, consents, waivers, authorizations, rights, certificates of occupancy, franchises, orders or approvals of, and has made all required registrations with, any Governmental Body that are required for the conduct of the Business, or the use of any of the Assets (collectively, "Permits"). All Permits are listed on Schedule 4.10 and are in full force and effect; no material violations have occurred, or are or have been recorded in respect of any Permit; and no proceeding is pending or, to the knowledge of the Sellers, threatened to revoke or limit any Permit. Except as set forth on Schedule 4.10, no registration, application, notice, consent, order or other action is required by virtue of the execution and delivery of this Agreement or the consummation of the Contemplated Transactions to avoid the loss of any Permit or the violation, breach or termination of, or any default under, or the creation of any Lien under the terms of, any applicable Law, or to enable the Business to continue to be carried on as currently conducted.

         4.11 NO BREACH. Neither the execution and delivery of this Agreement by any Seller or DTI, nor the consummation by any Seller or DTI of the transactions contemplated hereby, will violate (a) any provision of the charter or bylaws or other constitutional document, as the case may be of such Seller or DTI, or (b) assuming the truth and completeness of the representations and warranties made by Purchasers in this Agreement, any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which such Seller or any of the Assets is subject except where such violation will not materially, adversely affect the Assets when taken as a whole and any Seller's ability to consummate the Contemplated Transactions. Neither the execution and delivery of this Agreement by any Seller or DTI, nor the consummation by any Seller or DTI of the Contemplated Transactions requires any Seller or DTI to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Body, any other person party to any of the Material Contracts or any lender under the Credit Facility (as herein defined) except as set forth in
Schedule 4.11 (the "Sellers' Required Consents").

         4.12     ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 4.12:

                  (a) Each Seller is not, and has not been during the past five years (and to the knowledge of Sellers, at any time prior to the past five years) in violation in any material respect, of any applicable Environmental Law in respect of the Business or the Assets. No Environmental Compliance Cost is necessary in respect of the Assets or the Business.

                  (b) Each Seller has obtained, and has complied in all material respects with, all Permits required pursuant to Environmental Laws for the conduct of the Business or the use of the Assets, all such Permits are in full force and effect and no action or proceeding to revoke, limit or modify any of such Permits is pending. All such Permits are listed on Schedule 4.12(b).

                  (c) With respect to the Assets or the Business, no Seller has received, and to the knowledge of the Sellers, no Seller will receive due to the consummation of the Contemplated Transactions, any Environmental Claim in respect of the Business or the Assets.

                  (d) Each Seller has filed all notices required under Safety and Environmental Laws in respect of the Business and the Assets. All such notices are listed on Schedule 4.12(d).

                  (e) None of the Sellers nor any of their affiliates has entered into any written agreement in respect of the Business or the Assets with any Governmental Body or any other Person by which such Seller has assumed responsibility or has by operation of law, assumed undertaken or otherwise become subject to any liability, either directly or as a guarantor or surety, for the corrective action or remediation of any condition arising from or relating to a Release or threatened Release of Hazardous Substances into the Environment.

                  (f) There is not now, and has not been at any time in the past, a Release or threatened Release of Hazardous Substances into the Environment in respect of the Business or the Assets so as to give rise to liability or obligation under Environmental Laws.

                  (g) There is not now, and has not been at any time in the past, in respect of the Business or the Assets: (i) any Release, treatment, recycling, storage or on-site disposal of any Hazardous Substances; (ii) any underground storage tank, surface impoundment, lagoon, landfill, solid waste disposal area or other containment facility (past or present) for the temporary or permanent storage, treatment or disposal of Hazardous Substances; (iii) any asbestos-containing material; (iv) any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment owned by any Seller; or (vi) any Hazardous Substances excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and Environmental Laws and in proper storage containers, and as are necessary for the operations of the Business.

                  (h) No facts events or conditions exist or have existed with respect to the Assets, the Business, the US Facility or the UK Facility or any operations thereon, and no events, activities, practices, incidents or actions have occurred with respect to the Assets, the Business, the US Facility or the UK Facility or any operations thereon, which would interfere with or prevent continued compliance in all material respects with Environmental Laws, or give rise to any material liability pursuant to Environmental Laws.

                  (i) The Sellers have delivered to Purchasers all environmental audits, reports and other material environmental documents relating to the Business and the Assets which are in their possession or under their reasonable control.

                  (j) None of the Sellers nor any predecessor or affiliate of any of the Sellers has treated, stored, disposed of, arranged for disposal of, arranged for or permitted the disposal of, transported, manufactured, handled or released any substance, including any Hazardous

Substance, or owned or operated any property or facility, and neither the U.K. Facility nor the U.S. Facility nor any other Asset is contaminated by any such substance, so as to give rise to Environmental Compliance Costs.

                  (k) Neither any of the Sellers nor any predecessor or any affiliate of the Sellers has manufactured, sold, marketed, installed or distributed products or other items containing asbestos, and no such entities are or will become subject to any Asbestos Liabilities.

         4.13 CLAIMS AND PROCEEDINGS. There are no outstanding Orders of any Governmental Body against or involving any Seller with respect to the Business or any of the Assets. Except as set forth on Schedule 4.13, there are no actions, suits, claims or legal, administrative or arbitration proceedings or investigations (collectively, "Claims") (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or, to the knowledge of the Sellers, threatened, against or involving any Seller with respect to the Business or any of the Assets. All notices required to have been given to any insurance company listed as insuring against any Claim set forth on
Schedule 4.13 have been timely and duly given and, except as set forth on
Schedule 4.13, no insurance company has asserted, orally or in writing, that such Claim is not covered by the applicable policy relating to such Claim. Except as set forth on Schedule 4.13, there are no product liability Claims pending, or to the knowledge of the Sellers, threatened against or involving any Seller with respect to the Business or any of the Assets or any product manufactured, marketed or distributed at any time by the Business ("Business Products") and no such Claims have been settled, adjudicated or otherwise disposed of since January 1, 1999.

         4.14     CONTRACTS.

                  (a) Schedule 4.14(a) sets forth all of the Business Contracts, whether or not in writing, that are material to the Business or by which the Assets are bound, including, but not limited to (collectively, the "Material Contracts"):

                           (i)      any contract or agreement for the purchase
of goods, or for the furnishing of services that provides for, or would reasonably be expected to provide for, remaining payments by any party thereto in excess of $25,000 during the term of such contract or agreement;

                           (ii)     any employment, severance, non-competition,
consulting or other contract or agreement with any US Employee or UK Employee or any consultant to the Business;

                           (iii)    any collective bargaining agreement, labor
contract or other written agreement or arrangement with any labor union or other employee organization of which any of the US Employees or UK Employees is a member;

                           (iv)     any joint venture or similar type agreement
related to the Business;

                           (v)      any material sales, distribution or supply
agreements used in or by the Business;

                           (vi)     any contract or agreement relating to the
borrowing of money, or the guaranty of another person's borrowing of money or other obligation, including, without limitation, all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing, including assumed indebtedness;

                           (vii)    any contract or agreement granting any
person a Lien on all or any part of the Assets;

                           (viii)   any contract or agreement granting to any
person a first refusal, first-offer or similar preferential right to purchase or acquire any of the Assets;

                           (ix)     any leases, licenses, contracts or
agreements under which any Seller uses any tangible personal property or equipment or intangible property in connection with the Business, including each such lease, contract or agreement that is required to be classified and accounted for as capital lease in accordance with GAAP, in any case having an original value in excess of $25,000;

                           (x)      contracts containing covenants which
materially restrict any Seller or the Business from engaging in any business or in any geographical area or containing any prohibition from the disclosure of confidential information in the possession of any Seller or any exclusivity provision with respect to any business or geographic area; and

                           (xi)     any other contract or agreement, whether or
not made in the ordinary course of business, which involves payments in excess of $25,000.

                  (b) There have been delivered to the Purchasers true and complete copies of all written Material Contracts and a written description of each oral Material Contract. All of the Material Contracts are valid, binding and in full force and effect in accordance with their terms subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). No Seller is in default in any material respect under any Material Contract, and no condition known to any Seller exists that with notice or lapse of time or both would constitute such a material default thereunder. To the knowledge of the Sellers, no other party to any Material Contract is in default thereunder in any material respect nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. Other than as set forth on Schedule 4.11, the continuation, validity and effectiveness of each Material Contract will not be adversely affected by the transfer thereof in and of itself to the Purchasers under this Agreement and all such Material Contracts are assignable to the Purchasers without the consent or approval of any person or entity which is a party thereto.

         4.15 PREPAYMENTS AND DEPOSITS. Schedule 4.15 attached hereto sets forth all Prepayments and Deposits as of December 28, 2003.

         4.16 LEASED REAL PROPERTY. No Seller owns the freehold of any real property. The Sellers have valid leasehold interests in all of the real property which it holds under the leases described on Schedule 4.16 (collectively, the "Leased Real Property"), in each case free and clear of all Liens, except for (i) Liens for Taxes not yet due or delinquent, (ii) Liens identified on Schedule 4.16 and (iii) imperfections of title, easements, restrictions and encumbrances, including, without limitation, survey matters, if any, that do not in the aggregate, materially detract from the value of the property subject thereto or materially interfere with the manner in which such property is currently being used in the Business or materially impair the operations of the Business. With respect to the Leased Real Property: (i) the Sellers have all easements and rights necessary to conduct the Business; (ii) to the knowledge of the Sellers, no portion thereof is subject to any pending or threatened condemnation proceeding or proceeding by any public authority; (iii) the buildings, plants and structures, including, without limitation, heating, ventilation and air conditioning systems, roof, foundation and floors, are in good operating condition and repair, subject only to ordinary wear and tear;
(iv) there are no leases, subleases, licenses, concessions or other agreements to which any Seller or any affiliate of any Seller is a party, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of Leased Real Property; and (v) the Leased Real Property is supplied with utilities and other services necessary for the operation of such facilities.

         4.17 PRODUCT WARRANTY. Schedule 4.17 sets forth a description of all express warranties provided by the Business with respect to products sold by it and includes a copy of the standard terms and conditions of sale for the Business.

         4.18 BANK ACCOUNTS; POWERS. Schedule 4.18 lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which any Seller has an account or safe deposit box maintained solely for the benefit of the Business and the names and identification of all individuals authorized to draw thereon or to have access thereto, and lists the names of each person holding powers of attorney or agency authority from any Seller and a summary of the terms thereof, in each case to the extent used solely in connection with the Business or otherwise in the name of or on behalf of the Business.

         4.19 TANGIBLE PROPERTY. Schedule 4.19 sets forth a list of the material Tangible Property as of January 25, 2004. The Tangible Property is in good operating condition and repair, subject to continued repair and replacement in accordance with past practice. During the past three years there has not been any significant interruption of the operations of any Seller due to inadequate maintenance of the Tangible Property.

         4.20     INTELLECTUAL PROPERTY.

                  (a) Schedule 4.20(a) attached hereto sets forth a complete and correct list of all of the following that are owned by Sellers or used by the Business:

                           (i)      patented or registered Business Intellectual
Property and applications for registrations of Business Intellectual Property;

                           (ii)     material unregistered trademarks, material
unregistered service marks, trade names, and Internet domain names;

                           (iii)    material unregistered copyrights;

                           (iv)     computer software (other than commercially
available off-the-shelf software purchased or licensed for less than a total cost of $5,000 in the aggregate);

                           (v)      all material agreements relating to the
licensing of Business Intellectual Property by the Company to a third party or by a third party to the Company, and all other material agreements affecting Seller's ability to use or disclose any Business Intellectual Property (unless such agreement has been set forth on Schedule 4.14(a)); and

                           (vi)     any other material Intellectual Property.

                  (b)      Except as set forth on Schedule 4.20(a):

                           (i)      Sellers own all right, title and interest in
and to, or have a valid and enforceable license to use pursuant to a written license agreement set forth on Schedule 4.14(a) or Schedule 4.20(a), all of the Business Intellectual Property including the property set forth on Schedule 4.20(a);

                           (ii)     All of the Business Intellectual Property is
valid and enforceable and, to the knowledge of Sellers, there is no written claim written in the past three (3) years by any third party contesting the validity, enforceability, use or ownership of any of the Business Intellectual Property;

                           (iii)    The Business Intellectual Property
constitutes all the Intellectual Property necessary for the operation of the Business as presently conducted and as presently proposed to be conducted, and neither Seller nor any of Seller's affiliates own any Intellectual Property used in the Business as currently conducted or as presently proposed to be conducted;

                           (iv)     The Business Intellectual Property is not
subject to any liens, security interests or other encumbrances;

                           (v)      To the knowledge of the Sellers, neither
Sellers nor the Business has infringed, misappropriated or otherwise conflicted with, and the operation of the Business as currently conducted and as currently proposed to be conducted will not infringe, misappropriate or otherwise conflict with, any Intellectual Property of any third party. Sellers are not aware of any facts that indicate a likelihood of any of the foregoing and Sellers have not received any written notices written in the past three (3) years regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party);

                           (vi)     DTI and Sellers have taken all actions
reasonably necessary to maintain and protect all of the Business Intellectual Property;

                           (vii)    To the knowledge of the Sellers, no third
party has infringed, misappropriated or otherwise conflicted with any of the Business Intellectual Property and Sellers are not aware of any facts that indicate a likelihood of any of the foregoing;

                           (viii)   Immediately subsequent to the Closing, the
Business Intellectual Property will be owned by or available for use by Purchasers on terms and conditions identical in all material respects to those under which Sellers owned or used the Business Intellectual Property immediately prior to the Closing. To the knowledge of the Sellers, no loss or expiration of any of the Business Intellectual Property is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Sellers, including, without limitation, a failure by Sellers to pay any required maintenance fees); and

                           (ix)     None of Sellers' agreements with customers,
suppliers, contractors or consultants confers upon any party other than Sellers any ownership right with respect to any Intellectual Property developed in connection with such agreement.

         4.21 TITLE TO THE ASSETS; ADEQUACY OF ASSETS. Except for the Lien disclosed on Schedule 4.21 hereto, and other than the security interest on the Assets that has been granted to Bank of America, N.A., as administrative agent, relating to the Senior Credit Facility of DTI (the "Credit Facility"), which security interest on the Assets will be released as of the Closing, the Sellers have good title to, or a valid leasehold interest in, all of the Assets, free and clear of any Liens, except for Liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character or amount and which do not materially detract from the value or use of the Assets subject thereto or affected thereby. Upon completion of the Contemplated Transactions, the Purchasers will acquire good title to all of the Assets, free and clear of any Liens, except for the Lien disclosed on Schedule
4.21 hereto. The Assets (i) constitute all of the assets and properties necessary to permit the Purchasers to carry on the Business immediately following the Closing, in all material respects, as presently conducted by the Sellers and their affiliates and (ii) constitute all of the material property and assets (tangible and intangible) used by the Sellers and their affiliates in the conduct of the Business as presently conducted by the Sellers and their affiliates and in the achievement by the Business of the financial results contained in the Financial Statements. The representations of this Section 4.21 are cumulative to the representations in Section 4.20 and in no way limit the representations in Section 4.20.

         4.22 SUPPLIERS AND CUSTOMERS. Schedule 4.22 lists, by dollar volume paid, for the six months ended December 28, 2003, the top ten (10) suppliers and customers of the Sellers, related, directly or indirectly, to the Business, and any sole-source suppliers of goods or services (other than electricity, gas, telephone or water) to the Business with respect to which alternative sources of supply are not readily available on comparable terms and conditions. To the knowledge of the Sellers, and except as set forth on Schedule 4.22: (i) no person listed on Schedule 4.22, within the last twelve months, has threatened to cancel or otherwise terminate the relationship of such person with any Seller; and (ii) no such person has, during the last twelve months, decreased materially or threatened to decrease or limit materially its services or supplies to any Seller or its usage or purchase of the services or products of any Seller, as the case may be.

         4.23     EMPLOYEE BENEFIT PLANS.

                  (a) Schedule 4.23(a) contains a complete and correct list of each US Employee Benefit Plan.

                  (b) Each US Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such US Employee Benefit Plan and of any applicable collective bargaining agreement and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                  (c) Each US Employee Benefit Plan that is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code has received a determination from the IRS that such US Employee Benefit Plan is so qualified, and, to the knowledge of the Sellers, there are no facts or circumstances that could adversely affect the qualified status of any such US Employee Benefit Plan. Each such US Employee Benefit Plan has been timely amended to comply with the provisions of recent legislation commonly referred to as "GUST" and "EGTRRA" and has been submitted to the IRS for a determination letter that takes the GUST amendments into account within the applicable remedial amendment period.

                  (d) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each US Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each Employee Pension Benefit Plan or properly accrued. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each US Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                  (e) There have been no Prohibited Transactions with respect to any US Employee Benefit Plan or any employee benefit plan (as such term is defined in Section 3(3) of ERISA) maintained by an ERISA Affiliate. No fiduciary has any material liability for breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any US Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any US Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of Sellers, threatened.

                  (f) The US Seller does not maintain, sponsor, contribute to or have an obligation to contribute to, or any liability or potential liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) other than in accordance with COBRA.

                  (g) Neither the US Seller nor any ERISA Affiliate has any liability or potential liability under Title IV of ERISA, including on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan; and neither the US Seller nor any ERISA Affiliate is bound by any contract or agreement or has any obligation or liability described in Section 4204 of ERISA.

                  (h) Except as described in Schedule 4.23(h), the consummation of the Contemplated Transactions will not (i) accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any UK Employee or US Employee or

(ii) reasonably be expected to result in any "excess parachute payment" under
Section 280G of the Code.

                  (i) No Seller has announced a plan or legally binding commitment to create any additional employee benefit plans or to amend or modify any existing US Employee Benefit Plan or Foreign Plan, except to the extent required by Law.

                  (j) No Seller has any liability, whether absolute or contingent, including any obligations under any US Employee Benefit Plan, with respect to any misclassification of a person as an independent contractor rather than as an employer.

                  (k) With respect to each US Employee Benefit Plan, the Sellers have delivered to the Purchasers a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS determination letter, if applicable; (iii) any summary plan description and other written communication (or a description of any oral communications) by any Seller to its employees concerning the benefits provided under the plan; and (iv) for the three most recent years, the Form 5500 and attached schedules, audited financial statements, actuarial valuation reports and any attorney's response to any auditor's request for information.

                  (l) Schedule 4.23(l) lists each Foreign Plan. Except as set forth on Schedule 4.23(l): (i) each Foreign Plan has been maintained, in all material respects, in compliance with its terms and the requirements of applicable law; (ii) all contributions required to be made with respect to a Foreign Plan have been timely made or accrued in accordance with GAAP; (iii) no material obligation in connection with the termination of, or withdrawal from, any Foreign Plan has been incurred; (iv) the present value of the accrued benefit liabilities under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Sellers on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Plan, and (v) except as set forth on
Schedule 4.23(l), no Foreign Plan has any unfunded liabilities. To the extent reasonably practicable, where pensions liabilities are covered by an appropriate and operative policy of insurance (the "Policy"), the UK Purchaser agrees that it will seek compensation for breach of this Section 4.23(l) under the terms of the Policy and not from the Sellers or DTI. Notwithstanding the foregoing, nothing in this Section 4.23(l) shall prevent the UK Purchaser from seeking compensation from the Sellers where either (i) a claim by the Purchasers under the Policy is unsuccessful or is otherwise not met; or (ii) any payment to the UK Purchaser under the Policy is not of a sufficient value as to meet the level of Losses suffered.

         4.24 LABOR MATTERS. No Seller is a party to or bound by any union or collective bargaining agreement involving the Business. No Seller is a party to any pending arbitration or grievance proceeding or other claim relating to any labor matter involving the Business nor, to the knowledge of the Sellers, is any such action threatened. Within the previous twelve months, no Seller has experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with the Business, and there is currently no labor strike, request for representation, slowdown or stoppage actually pending or, to the knowledge of the Sellers, threatened against any Seller. With respect to all current and former employees of each

Seller who are or have been employed in the Business, solely as to matters related to their employment by such Seller, such Seller is in compliance, in all material respects, with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and such Seller is not delinquent in the payment of any wages or social security Taxes.

         4.25 INSURANCE. Schedule 4.25 sets forth a list of all policies or binders of fire, liability, product liability, worker's compensation, vehicular and other insurance held by or on behalf of any Seller with respect to the Business or any of the Assets (the "Business Insurance Policies"). Such policies and binders insure against risks and liabilities to an extent and in a manner customary in the industries in which the Business operates. To the knowledge of the Sellers, no Seller is in default with respect to any provision contained in any such policy or binder. No Seller has failed to give any notice or present any Claim involving the Business under any such policy or binder in due and timely fashion. No Seller has received any notice of cancellation or non-renewal of any such policy or binder.

         4.26     US EMPLOYEES AND UK EMPLOYEES. Schedule 4.26 sets forth:

                  (a) the name, title and total compensation of each US Employee and each UK Employee;

                  (b) all wage and salary increases, bonuses and increases in any other direct or indirect compensation received by each UK Employee and each US Employee since the Balance Sheet Date; and

                  (c) any payments or commitments to pay any severance or termination pay to any UK Employee or US Employee.

To the knowledge of the Sellers, no UK Employee or US Employee has indicated that he or she will refuse to accept any Purchaser's offer of employment.

         4.27 BUSINESS PRODUCTS. To the knowledge of the Sellers, there are no statements, citations or decisions by any Governmental Body specifically stating that any Business Product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Body. To the knowledge of the Sellers, there is no (a) condition relating to any Business Product that may impose upon any Seller or any Purchaser a duty to recall such Business Product or a duty to warn customers of a defect in any Business Product, (b) latent or overt design, manufacturing or other defect in any Business Product or (c) material liability for warranty claims or returns with respect to any Business Product not fully reflected on the Financial Statements.

         4.28 OPERATIONS OF THE SELLERS. Except as set forth on Schedule 4.28, since the Balance Sheet Date no Seller has:

                  (a)      waived any material right under any Material
Contract;

                  (b) made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it with respect to the Business;

                  (c) materially changed any of its business policies with respect to the Business or the Assets, including, without limitation, advertising, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies;

                  (d) made any acquisition of all or any part of the properties, capital stock or business of any other person that are included in the Business and/or the Assets;

                  (e) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Material Contract;

                  (f) made any material capital expenditures (or series of related capital expenditures) in connection with the Business or the Assets outside the ordinary course of business;

                  (g) sold, transferred or made any other disposition of any of the inventory or other assets of the Business other than in the ordinary course of business, consistent with past practice;

                  (h) engaged in any other material transaction involving the Business other than in the ordinary course of business;

                  (i) suffered any losses, whether insured or uninsured and whether or not in control of any Seller, in excess of $50,000 in the aggregate, or waived any material rights of any value, in each case in respect of the Business or any of the Assets;

                  (j) made any material changes in compensation of any US Employee or UK Employee;

                  (k) authorized or issued recall notices for any of the Business Products or initiated any safety investigations; or

                  (l) received written notice of any litigation, warranty claim or products liability claim involving the Business.

         4.29 RELATED PARTY TRANSACTIONS. Except as set forth on Schedule 4.29, (a) no Seller, (b) no officer, director, partner or affiliate of any Seller, (c) no relative or spouse (or relative of such spouse) of any such officer, director, partner or affiliate and (d) no entity controlled by or under common control with one or more of the foregoing:

                  (a) own(s), directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of the Business;

                  (b) own(s), directly or indirectly, in whole or in part, any property that is used in the conduct of the Business;

                  (c) except in the case of a Seller, is a party to any of the Real Estate Leases or Business Contracts; or

                  (d) has any cause of action or other claim whatsoever against, or owes any amount to, the Business or any Seller with respect to the Business, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under Benefit Plans, and similar matters and agreements existing on the date hereof.

         4.30 BROKERS' FEES. Except as set forth on Schedule 4.30, no broker has acted on behalf of any Seller or DTI in connection with this Agreement or the Contemplated Transactions, and there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement, or understanding with any Seller or DTI or any action taken by any Seller or DTI.

                                   ARTICLE 5
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

                  Each of the Purchasers jointly and severally represents and warrants to the Sellers as follows:

         5.1 DUE ORGANIZATION AND AUTHORITY. Each Purchaser is a corporation or company, as applicable, duly incorporated, formed or organized and validly existing (where applicable) in good standing under the laws of its jurisdiction of incorporation, formation or organization and has all necessary power and authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted.

         5.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Each Purchaser has the requisite power and authority to enter into, execute and deliver this Agreement and each and every other agreement and instrument contemplated hereby to which such Purchaser is or will be a party, and to perform fully such Purchaser's obligations hereunder and thereunder. This Agreement has been duly executed and delivered by each Purchaser, and each and every other agreement and instrument contemplated by this Agreement to which such Purchaser is a party will be duly executed and delivered by such Purchaser, as applicable, and (assuming due execution and delivery hereof and thereof by the other parties hereto and thereto) this Agreement and each such other agreement and instrument will be valid and binding obligations of such Purchaser, as applicable, enforceable against such Purchaser, as applicable, in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         5.3 NO BREACH. None of the execution and delivery by any Purchaser of this Agreement or any other agreement or instrument contemplated hereby, the consummation of the transactions contemplated hereby or thereby, nor the performance by any Purchaser of this

Agreement or any other agreement or instrument contemplated hereby in accordance with their respective terms and conditions:

                  (a) violates any provision of the Certificate of Incorporation, Bylaws or other constitutive documents of any Purchaser;

                  (b) requires any Purchaser to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Body or any other Person subject except where the failure to obtain such consent, approval or action, or where the failure to make such filing, or where the failure to give such notice, will not materially and adversely affect any Purchaser's ability to consummate the Contemplated Transactions; or

                  (c) assuming the truth and completeness of Sellers' and DTI's representations and warranties contained herein, violates any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which any Purchaser is subject except where such violation will not materially and adversely affect any Purchaser's ability to consummate the Contemplated Transactions.

         5.4 BROKER'S FEES. No broker has acted on behalf of any Purchaser in connection with this Agreement or the Contemplated Transactions, and there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement, or understanding with any Purchaser or any action taken by any Purchaser for which any Seller or DTI could have any liability.

         5.5 AVAILABLE FUNDS. At the Closing, assuming all conditions to Closing contained herein have been satisfied, the Purchasers will have available to them all funds necessary to purchase the Assets on the terms specified in this Agreement.

                                   ARTICLE 6
                            COVENANTS AND AGREEMENTS

         6.1 ASSETS OF THE BUSINESS HELD BY DTI. DTI hereby agrees that if any assets (other than cash and other Excluded Assets) used primarily in the Business (including Intellectual Property and rights under any Restrictive Agreement) are owned by DTI or any affiliate of DTI (other than a Seller), then prior to Closing DTI shall (or shall cause the applicable affiliate of DTI to) assign all right, title and interest in and to such assets to the applicable Seller and that such assets shall be deemed part of the Assets (as herein defined).

         6.2 PUBLICITY. DTI and US Purchaser shall coordinate all publicity relating to the Contemplated Transactions, and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the Contemplated Transactions, without obtaining the prior consent of DTI and US Purchaser, except to the extent that a particular action may be required by applicable Law.

         6.3 SELLERS' REQUIRED CONSENTS. Each Seller shall, prior to the Closing, use commercially reasonable efforts to obtain or make, at its sole expense, all Sellers' Required Consents and undertake all actions, incur all reasonable expenses, costs and obligations and provide all bonds, guarantees or other financial instruments reasonably required pursuant to the Sellers' Required Consents.

         6.4 OUTSTANDING CASH. If after the Closing any portion of the Assumed Trade Payables is satisfied from DTI's bank accounts as a result of any checks written by any Seller against DTI's bank accounts, then Purchasers will promptly reimburse DTI in cash for the amount of such portion of the Assumed Trade Payables so satisfied. On the date hereof, the Purchasers have delivered $20,934 to DTI and have reduced the 2004 Operating Cash by (pound)14,035 as an advance on the Purchasers' obligations under this Section 6.4.

         6.5      UK TAX MATTERS.

                  (a)      UK Stamp Duty and Transfer Taxes.

                           (i)      The Purchasers shall, for the purposes of UK
stamp duty, duly stamp this Agreement and all related agreements and documents, in any event, only if so required by law to do so, within any applicable time limit and, within 5 Business Days of written request therefor by the UK Seller, will provide any such document to UK Seller to enable the UK Seller to duly stamp its counterpart or duplicate of such document as a counterpart or duplicate. The UK Purchaser agrees to pay to the UK Seller, by way of liquidated damages, an amount equal to the relevant (i) stamp duty, (ii) related interest and (iii) penalties for late payment, payable as a direct result of any failure on the part of the UK Purchaser to pay UK stamp duty in connection with this Agreement or any related agreements or documents.

                           (ii)     The UK Purchaser shall pay within any
applicable time limit any stamp duty land tax, stamp duty reserve tax and any registration, documentary, stamp or transfer taxes, levies or duties applicable to, or payable by reference to this Agreement and all related agreements and documents or any transfer, sale, agreement for sale or transfer or any other transaction pursuant to this Agreement and all related agreements and documents.

                  (b)      UK Value Added Tax.

                           (i)      All amounts in money or money's worth due or
which become due from the UK Purchaser to the UK Seller under this Agreement are exclusive of any applicable UK value added tax ("UK VAT") and the UK Purchaser shall pay to the UK Seller in addition to such amounts an amount equal to any output UK VAT for which the UK Seller is liable to account to H M Customs & Excise ("Customs") in respect of any supply made by the UK Seller to the UK Purchaser under or in connection with this Agreement.

                           (ii)     The parties believe that it is considered
that section 49(1) Value Added Tax Act 1994 ("VATA") and Article 5 of the Value Added Tax (Special Provisions) Order 1995 will apply to the sale and purchase of the UK Business, so that the transaction is treated as a transfer of a going concern. Accordingly:

                                    (A) the UK Seller shall as soon as
reasonably practicable following the Closing deliver to the UK Purchaser (by making the same available for collection by the UK Purchaser) copies of all records of the UK Business required by section 49(1)(b) VATA to be preserved by the UK Purchaser;

                                    (B) the UK Seller and the UK Purchaser shall
use all reasonable endeavors to secure that pursuant to the provisions referred to above the sale of the UK Business hereunder is treated as neither a supply of goods nor a supply of services for UK VAT purposes;

                                    (C) if, the UK Purchaser is not duly
registered under the VATA at the date of this Agreement and within 30 days of Closing the UK Purchaser shall not have provided written confirmation to the UK Seller that it was duly registered under VATA with effect no later than Closing or if Customs notify the UK Seller in writing (after full disclosure of all material facts) that, notwithstanding the provisions referred to above, any UK VAT shall be payable on any supply under or in connection with this Agreement, then, in the second case, the UK Seller shall immediately deliver a copy of such notification to the UK Purchaser and, in either case, the UK Purchaser shall pay to the UK Seller such UK VAT and any penalty, surcharge, fine or interest incurred by the UK Seller for late payment thereof within five (5) Business Days of delivery by the UK Seller to the UK Purchaser of a valid UK VAT invoice in respect of such UK VAT.

                           (iii)    If the UK Purchaser pays the UK Seller an
amount in respect of UK VAT under Section 6.5(b)(ii)(C) and Customs rule in writing (by means of an internal review of any decision which was notified under Section 6.5(b)(ii)(C)), that all or part of it was not properly chargeable, the UK Seller shall repay the amount or the relevant part of it to the UK Purchaser. The UK Seller shall make the repayment promptly after the ruling, unless it has already accounted to Customs for the UK VAT. In that case, the UK Seller shall apply for a refund of the UK VAT (plus any interest payable by Customs as appropriate), use its reasonable endeavors to obtain it as soon as possible and pay to the UK Purchaser the amount of the refund and any interest immediately when and to the extent received from Customs.

                           (iv)     All UK VAT payable in respect of goods and
services supplied or deemed to be supplied by the UK Seller in connection with the UK Business prior to Closing, and all interest payable thereon and penalties attributable thereto shall be paid to Customs by the UK Seller, and the UK Seller shall be entitled to receive and to retain for its own benefit all reimbursements or credits from Customs, for UK VAT borne by the UK Seller on goods and services supplied to the UK Seller prior to Closing and payments received in respect of UK VAT overpaid to Customs prior thereto.

                           (v)      The UK Purchaser represents and warrants to
the Sellers:

                                    (A) that it intends to use the UK Assets to
carry on the same kind of business as the UK Business with effect from the Closing Date; and

                                    (B) that it is currently duly registered
under the VATA or that it has made an application to be duly registered under the VATA.

         6.6      UK CONTRACTS.

                  (a) In so far as the rights of the UK Seller under any of the UK Contracts cannot be transferred by the UK Seller to the UK Purchaser except by way of an agreement or novation or with consent to the assignment from a third party then this Agreement shall not operate to transfer or assign any such rights and:

                           (i)      each of the UK Seller and the UK Purchaser
shall use its reasonable endeavors to procure that such UK Contracts are novated or assigned or consent is obtained as soon as is reasonably practicable;

                           (ii)     subject to paragraph (v) below, unless and
until any such UK Contracts are novated or assigned or consent is obtained, the UK Seller shall continue its corporate existence, shall hold the benefit of such UK Contracts upon trust for the UK Purchaser absolutely and shall pay and account to the UK Purchaser for any sums or any other benefits received by the UK Seller in relation thereto relating to the period following the Closing;

                           (iii)    the UK Purchaser shall, as the UK Seller's
agent, perform all the obligations and discharge all the liabilities of the UK Seller with respect to such UK Contracts relating to the period after the Closing;

                           (iv)     unless and until any such UK Contracts are
novated or assigned or consent is obtained the UK Seller shall act in accordance with the reasonable directions of the UK Purchaser in all matters relating to such UK Contracts for so long as the UK Seller is required and authorized so to do by the UK Purchaser and the UK Purchaser shall indemnify the UK Seller in respect of any losses, damages, liabilities, costs, charges or expenses it may reasonably and actually incur in connection with such directions; and

                           (v)      as to any UK Contracts subject to laws of
jurisdictions other than England and/or entered into with parties located in jurisdictions having no rules providing for the setting up, the enforcement or the recognition of trusts similar to English law, the duty of the UK Seller to hold the benefits of such UK Contracts upon trust for the UK Purchaser shall not arise; provided, however, the UK Seller shall behave in a manner, insofar as it is permissible under the laws of the relevant jurisdiction and practically feasible, and without entailing additional burdens and costs upon the UK Purchaser, such that it can cause the benefits of such UK Contracts to be passed on to the UK Purchaser in fact and in as close a manner as possible as would be the case were the UK Seller otherwise legally appointed trustee for the UK Purchaser.

                  (b) If any contracting third party imposes a condition in a novation or assignment of a UK Contract or as a term of giving its consent to the UK Purchaser assuming the rights and obligations of the UK Seller under such UK Contract then the parties shall co-operate in good faith with a view to finding a mutually acceptable means of satisfying the requirements of that third party without varying in any material terms the terms of such UK Contract or this Agreement relating to the rights and obligations to be assumed by the UK Purchaser.

                  (c) This Agreement shall not, so far as concerns any third party, constitute any novation or assignment of the rights under any UK Contract to the extent that any such novation or assignment would, without the prior consent of the persons who are parties thereto, constitute any breach thereof.

         6.7      CORPORATE NAME.

                  (a) On or prior to the Closing Date, DTI and the Sellers shall take all action necessary and file all documents or instruments necessary with any Governmental Body or other person to change their names, or the name of any of their respective affiliates, or any business division or unit thereof, to the extent it incorporates the name "Packaging Systems," "Pharma Group," "Fillit," "Swiftpack," "Kalish," "Lakso," or "Merrill." Any such new name shall not conflict with or otherwise interfere with any Purchaser's ability to use any Sellers' name as in effect as of the date hereof after the Closing and shall not include the phrase "Packaging Systems," "Pharma Group," "Fillit," "Swiftpack," 'Kalish," "Lakso," "Merrill" or any variation or combination thereof. Furthermore, DTI and each Seller hereby acknowledge that, pursuant to this Agreement, as of the Closing Date it has assigned, transferred and conveyed to the Purchasers their entire right, title and interest in and to the names "Packaging Systems," "Pharma Group," "Fillit," "Swiftpack," "Kalish," "Lakso," "Merrill" and all other marks included within the Business Intellectual Property. After the Closing, neither DTI, any Seller nor any affiliate of DTI shall, directly or indirectly, make any use of, nor attempt to register in any jurisdiction, any name or term similar to the names "Packaging Systems," "Pharma Group," "Fillit," "Swiftpack," "Kalish," "Lakso," "Merrill" or any other mark included within the Business Intellectual Property, including without limitation any world wide web domain name incorporating the names "Packaging Systems," "Pharma Group," "Fillit," "Swiftpack," "Kalish," "Lakso," or "Merrill." Nothing in this Section 6.7 shall limit or otherwise derogate the Purchasers' rights under trademark, unfair competition, or domain name law, included with respect to any marks acquired by the Purchasers under this Agreement.

                  (b) As soon as reasonably practicable after the Closing Date, the UK Seller shall change the name of its subsidiary, Swiftpack Automation Limited, deleting any reference to "Swiftpack" from its corporate name. None of DTI or any Seller shall have any further right to use, nor shall they use, the phrase "Swiftpack", or any name or trademark confusingly similar thereto, in any capacity whatsoever.

         6.8 FURTHER ASSURANCES. At any time and from time to time after the Closing, at any Purchaser's reasonable request and without further consideration, any Seller shall execute and deliver, and/or DTI shall execute and deliver (or shall cause any of its applicable affiliates to execute and deliver), such further documents, and perform such further acts, as may be necessary in order to effectively transfer and convey the Assets (including any and all assets that are intended to be included in the Assets pursuant to
Section 6.1) to the Purchasers, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the Contemplated Transactions. At any time and from time to time after the Closing, at any Seller's reasonable request and without further consideration, any Purchaser shall execute and deliver such further documents, and perform such further acts, as may be necessary in order to effectively transfer and convey the Assets to the Purchasers, on the terms herein contained, and to otherwise comply with the terms of this Agreement (including Sections 1.4 and 6.4) and consummate the Contemplated Transactions.

         6.9 CONSENT OF THIRD PARTIES. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, permit, license, guaranty, warranty, franchise or claim included in the Assets which is by its terms or by law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by any Seller would, as a matter of law, pass to the applicable Purchaser as an incident of the assignments provided for by this Agreement. In order, however, to provide the Purchasers the full realization and value of every contract, agreement, permit, license, guaranty, warranty, franchise and claim of the character described in the immediately preceding sentence, each Seller agrees that on and after the Closing, it will, at the reasonable request and under the direction of any Purchaser, in the name of such Seller or otherwise as any Purchaser shall specify, take commercially reasonable actions necessary or proper (a) to assure that the rights of such Seller under such contracts, agreements, permits, license, guaranty, warranty, franchises and claims shall be preserved for the benefit of the Purchasers and (b) to facilitate receipt of the consideration to be received by such Seller in and under every such contract, agreement, permit, license, guaranty, warranty, franchise or claim, which consideration shall be held for the benefit of, and shall be delivered to, the applicable Purchaser. Nothing in this Section 6.9 shall in any way diminish (i) any Seller's obligations hereunder to obtain all consents and approvals, including the Sellers' Required Consents, and to take all such other actions prior to or at Closing as are necessary to enable the Sellers to convey and assign good and valid title to all the Assets to the Purchasers or (ii) any Purchaser's obligation to pay, perform and discharge the Assumed Liabilities.

         6.10 PROVISION OF DATA. Each Purchaser shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other records of the Sellers and DTI to the extent that any of the foregoing relates to the Business or the Assets or is otherwise needed by any Purchaser (x) in order to comply with its obligations under applicable securities, Tax, environmental, employment or other laws and regulations or (y) in order for any Purchaser or any of its subsidiaries or holding companies to obtain any debt or equity financing (including, if necessary, the conduct of a financial audit of the Business).

         6.11 ACCOUNTS RECEIVABLE PAYMENT; POST OFFICE BOX NUMBER. If any party hereto (or any affiliate thereof) at any time receives any funds from any third party that are properly payable to another party hereto (including, without limitation, any payments with respect to the Accounts Receivable), the party hereto receiving such funds shall promptly remit such funds to the party hereto entitled to such funds. Effective as of the Closing, DTI hereby grants US Purchaser the right to use Bank of America post office box number 60335, Dallas, TX 75284-0335 (which post office box will be put into US Purchaser's name); provided that in no event shall this sentence be construed as an obligation on DTI to deliver any cash balance to US Purchaser in connection with DTI's grant to US Purchaser of the right to use such Bank of America post office box number.

         6.12 CONFIDENTIALITY. During the five year period beginning on the date hereof, each Seller and DTI agrees not to divulge, communicate, use to the detriment of any Purchaser or any of their respective affiliates, except as required by law, for any Seller's, DTI's or any of their respective affiliates' benefit or the benefit of any other person, firm, corporation, association or other entity, or misuse in any way, in whole or in part, any proprietary or confidential information or trade secrets related to the Business or the Assets, as they may exist from time to time. Each Seller and DTI acknowledges that the list of the customers of the Business as it may exist from time to time, and the Business' proprietary information, including its trade secrets, are valuable, special and unique assets of the Business and are "confidential information".

         6.13     NON-COMPETITION; NON-SOLICITATION.

                  (a) The Sellers and DTI each hereby covenant and agree that on and after the Closing until the fourth anniversary of the Closing Date, they and their respective subsidiaries (including any company or other entity controlled by DTI or any Seller (whether currently existing or hereafter acquired or formed so long as owned or controlled by DTI)) shall not, directly or indirectly, engage (whether as principal, agent, partner, shareholder, or otherwise, whether alone or in association with any other person, corporation or other entity) in the design and/or manufacture and integration of proprietary machines and/or integrated systems utilized in the pharmaceutical industry primarily for packaging, liquid filling and/or tablet filling applications including, but not limited to, bottle unscramblers, bottle air cleaners, electronic and slat tablet counters, liquid fillers, cottoners, cappers and labelers, collators and cartoners, and blister packaging or in the provision of any aftermarket support services for such machines, including, without limitation, through tooling, replacement and/or spare parts, servicing groups and/or other aftermarket support (collectively, the "Restricted Business"). Notwithstanding the foregoing, DTI and its respective subsidiaries shall, to the extent they are currently designing, manufacturing and/or selling assembly, test or processing medical device equipment that includes as ancillary functions components that may perform one or more of the above-referenced operations, be permitted to design, manufacture and/or sell assembly, test or processing such medical device equipment.

                  (b) The Sellers and DTI each hereby covenant and agree that on and after the Closing until the fourth anniversary of the Closing Date, they and their subsidiaries (including any company or other entity controlled by DTI or any Seller (whether currently existing or hereafter acquired or formed)) shall not, directly or indirectly, (i) solicit or induce, or attempt to solicit or induce, any UK Employee or US Employee who accepts employment with any Purchaser to leave the employ of any Purchaser or any of their affiliates for any reason whatsoever; provided however that neither any Seller nor DTI will be deemed to have violated this clause (i) merely as a result of publishing a solicitation of general circulation, (ii) hire or employ any UK Employee or US Employee who accepts employment with any Purchaser, unless at the time of such hiring and employment such UK Employee or US Employee has not been employed by any Purchaser for a period of one year, (iii) without the prior written consent of US Purchaser, employ any UK Employee or US Employee who does not accept employment with a Purchaser within one year after closing or (iv) solicit or induce, or attempt to solicit or induce, any customer of the Business to purchase any goods or products with respect to the Restricted Business, or otherwise impede or interfere in any way with any customer relationship of any of the Business or any Purchaser. The Purchasers hereby covenant and agree that on and after the Closing until the first anniversary of the Closing Date, they and their subsidiaries (whether currently existing or hereafter acquired or formed)) shall not, directly or indirectly solicit or induce, or attempt to solicit or induce, any employee of DTI and its subsidiaries to leave the employ of DTI and its subsidiaries for any reason whatsoever; provided however that Purchasers will not be deemed to have violated this clause merely as a result of publishing a solicitation of general circulation.

                  (c) The Sellers and DTI acknowledge that their covenants contained in Sections 6.13(a) and 6.13(b) hereof are of a special, unique, unusual and extraordinary character, which give them peculiar value, the loss of which cannot be reasonably or adequately compensated in an action at law, and that, in the event there is a breach thereof by any Seller, DTI or any of their respective affiliates, the Purchasers will suffer irreparable harm, the amount of which will be impossible to ascertain. Accordingly, each Purchaser, shall be entitled, if either so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach or to enforce specific performance of the provisions or to enjoin any Seller, DTI or any of their respective affiliates from committing any act in breach of any covenant contained in Sections 6.13(a) and 6.13(b) of this Agreement. If any Purchaser is obliged to resort to the courts for the enforcement of any of the covenants contained in this Section 6.13, each such covenant shall be extended for a period of time equal to the period of such breach, if any, which extension shall commence on the later of (i) the date on which the original (unextended) term of such covenant is scheduled to terminate or (ii) the date of the final court order (without further right of appeal) enforcing such covenant.

                  (d) Notwithstanding Section 6.13(a) hereof, nothing contained herein shall prohibit any Seller or DTI or any of their affiliates from owning not in excess of 2% in the aggregate of the capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or reported on the NASDAQ National Market.

                  (e) If, at the time of enforcement of this Section 6.13, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

         6.14 RELIANCE ON MANAGEMENT GROUP. The Purchasers hereby acknowledge and agree that the representations and warranties of the Sellers set forth in Article 4 and the schedules attached hereto with respect to such representations and warranties are based on information furnished by James I. Ririe and Desmond O'Neil (collectively, the "Management Group"). Each Purchaser agrees that (A) it shall not be entitled to: (i) make any claim for breach of any of representation or warranty of any Seller contained in Article 4 or in any closing certificate delivered pursuant hereto or (ii) attempt to enforce any indemnification right pursuant to clause (a) of Section 10.1, in each case, based on a breach of any representation or warranty by Sellers to the extent such breach was known, or reasonably should have been known, by a member of the Management Group as of the Closing Date, or was based on information provided, or failed to be provided, by a member of the Management Group to the Sellers and DTI. Notwithstanding anything contained herein to the contrary, the Sellers and DTI hereby acknowledge and agree that nothing contained in this Section 6.14 shall (x) result in any Purchaser having any liability or obligation with respect to any Excluded Liabilities or (y) result in any additional liabilities or obligations being included in the Assumed Liabilities.

         6.15 EMPLOYMENT MATTERS. All obligations for compensation, wages, bonuses, severance pay, vacation time, and pay in lieu of vacation, provided by the Sellers shall be assumed by the US Purchaser as of the Closing Date for all US Transferred Employees solely to the extent reflected on the Schedule of February Operating Current Liabilities. All obligations for severance pay and pay in lieu of vacation shall be assumed by the US Purchaser as of the

Closing Date for all US Employees who do not become US Transferred Employees to the extent reflected on Schedule 6.15.

         6.16 USE OF CASH PURCHASE PRICE. Each Seller agrees that it will not distribute the cash Purchase Price that it receives to its equityholders in violation of applicable law.

         6.17     BLISTER PACKAGING MACHINE. Effective as of the Closing, DTI
(i) hereby transfers, conveys and assigns to US Purchaser all of DTI's rights under that certain Technology Development and Product Transfer Agreement entered into in year 2000 between DTI and Planer Pharma Engineering GmbH (the "Planer Technology Agreement") and (ii) hereby transfers, conveys and assigns any and all rights that DTI may have to the technology and other intellectual property developed pursuant to the Planer Technology Agreement, which technology and other intellectual property relates to the development of a modern blister packaging machine known as the "B300 Thermo Former" as well as any and all rights that DTI may have to the finished product (which may include applicable drawings) (the "Blister Packaging Machine").

         6.18     INLAND REVENUE AND SALES AND USE TAX.

                  (a) UK Inland Revenue. As of the Closing, UK Seller has a (pound)48,617 accrual (such amount the "Inland Revenue Accrual Amount") on its books for United Kingdom PAYE, Tax deductions and National Insurance contributions ("UK Employment Related Taxes") of the UK Business payable by UK Seller to the UK Inland Revenue, which accrual is not an Assumed Liability. The parties hereto acknowledge and agree that the 2004 Operating Cash was calculated by including a reduction to such cash by the Inland Revenue Accrual Amount. If within 60 days after the Closing Date, UK Seller delivers to UK Purchaser a letter from the UK Inland Revenue or from UK Seller's auditors to the effect that the UK Seller's accrual as of the Closing for UK Employment Related Taxes of the UK Business payable by UK Seller to Inland Revenue is actually higher than the Inland Revenue Accrual Amount, then UK Purchaser will promptly remit, in cash, such incremental amount of such accrual to the UK Seller. If within 60 days after the Closing Date, UK Purchaser delivers to UK Seller a letter from the UK Inland Revenue or from UK Purchaser's auditors to the effect that the UK Seller's accrual as of the Closing for UK Employment Related Taxes of the UK Business payable by UK Seller to Inland Revenue is actually lower than the Inland Revenue Accrual Amount, then UK Seller or DTI will promptly remit, in cash, the amount of such reduction of such accrual to the UK Purchaser. Any such payment by the UK Seller to the UK Purchaser shall be deemed an adjustment to the consideration hereunder.

                  (b) Sales and Use Tax. As of the Closing, US Seller has a $15,000 accrual (such amount the "Sales and Use Tax Accrual Amount") on its books for sales and use taxes of the US Business payable by US Seller to certain tax authorities, which accrual is not an Assumed Liability. The parties hereto acknowledge and agree that the 2004 Operating Cash was calculated by including a reduction to such cash by the Sales and Use Tax Accrual Amount. If within 60 days after the Closing Date, US Seller delivers evidence to US Purchaser, which evidence must be reasonably acceptable to US Purchaser, that the US Seller's accrual as of the Closing for sales and use taxes of the US Business payable by US Seller to certain tax authorities is actually higher than the Sales and Use Tax Accrual Amount, then US Purchaser will promptly remit, in cash, such incremental amount of such accrual to the US Seller. If within 60 days after the Closing Date, US Purchaser delivers evidence to US Seller, which evidence must be reasonably acceptable to US Seller, that the US Seller's accrual as of the Closing for sales and use taxes of the US Business payable by US Seller to certain tax authorities is actually lower than the Sales and Use Tax Accrual Amount, then US Seller or DTI will promptly remit, in cash, the amount of such reduction of such accrual to the US Purchaser.

                                   ARTICLE 7
                           CONDITIONS PRECEDENT TO THE
                          OBLIGATIONS OF THE PURCHASERS

                  The obligation of the Purchasers to complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by the Purchasers:

         7.1 REPRESENTATIONS AND COVENANTS. The representations and warranties of the Sellers and DTI contained in this Agreement which are qualified by materiality shall be true and correct in all respects, and those which are not qualified as to materiality shall be true and correct in all material respects, in each case, on and as of the Closing Date, except to the extent that such representation or warranty is made as of a particular date (in which case such representation or warranty shall be true and correct as of such date). The Sellers and DTI shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Sellers and DTI on or prior to the Closing Date. The Sellers shall have delivered to the Purchasers a certificate, dated the date of the Closing and signed by an officer of each Seller and DTI, to the foregoing effect.

         7.2 SELLERS' REQUIRED CONSENTS. The Sellers shall have obtained the Sellers' Required Consents on terms satisfactory to the US Purchaser, and the US Purchaser shall have been furnished with evidence reasonably satisfactory to it that such Sellers' Required Consents have been obtained and remain in full force and effect.

         7.3 OPINION OF COUNSEL TO THE SELLERS AND DTI. The Purchasers shall have received the opinions of Katten Muchin Zavis Rosenman, counsel to the US Seller and DTI and the opinion of Barlow Lyde & Gilbert, counsel to the UK Seller, as of the Closing Date, addressed to the Purchasers, each in a form reasonably acceptable to the Purchasers.

         7.4 ADDITIONAL CLOSING DOCUMENTS OF THE SELLERS. The Sellers shall have executed and delivered to the Purchasers the following documents, each dated as of the Closing Date:

                  (a)      the Bill of Sale;

                  (b)      the Assignment of Business Intellectual Property;

                  (c)      the Instrument of Assumption; and

                  (d) such further instruments of sale, transfer, conveyance, assignment or delivery covering the Assets or any part thereof as the Purchasers may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it of the Assets

(including the Permits), free and clear of all Liens, except for the Lien disclosed on Schedule 4.21 hereto, (including, if appropriate, UCC termination statements and releases of mortgages).

         7.5 NO CLAIMS. No claims shall be pending or, to the knowledge of the Purchasers or Knowledge of the Sellers, threatened, before any Governmental Bodies to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the Contemplated Transactions or which has had or may have, in the reasonable judgment of the Purchasers, a Material Adverse Effect.

         7.6 TRANSITION SERVICES AGREEMENT. The Purchasers and the appropriate affiliates of the Sellers shall have entered into an agreement, in form and substance reasonably satisfactory to the Purchasers and such affiliates of the Sellers, pursuant to which such affiliates of the Sellers shall agree to provide the Purchasers such services and support necessary for the successful transition of the operation of the Business from the Sellers to the Purchasers.

         7.7      RELEASE OF LIENS. Except for the Lien disclosed on Schedule
4.21 hereto, the Sellers shall have obtained the release of all Liens on the Assets. At the Closing, the Sellers shall provide or arrange to be provided to the Purchasers evidence demonstrating the release of such Liens.

         7.8 FIRPTA AFFIDAVIT. The US Purchaser shall have received an affidavit of an officer of the US Seller sworn to under penalty of perjury, setting forth the US Seller's address and Federal tax identification number and stating that the US Seller is not a "foreign person" within the meaning of
Section 1445 of the Code.

                                   ARTICLE 8
              CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLERS

                  The obligation of the Sellers to complete the Closing is subject, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by the Sellers:

         8.1 REPRESENTATIONS AND COVENANTS. The representations and warranties of the Purchasers contained in this Agreement shall be true in all material respects on and as of the Closing Date. Each Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Purchasers shall have delivered to the Sellers a certificate, dated the date of the Closing and signed by an officer of each Purchaser, to the foregoing effect.

         8.2 INSTRUMENT OF ASSUMPTION. The Purchasers shall have executed and delivered to the Sellers the Instrument of Assumption, a Deed of Assignment relating to the UK Facility Lease and a Tenancy at Will relating to Units 2, 3 and 4, Kinwarton Farm Road, Arden Forest Industrial Estate, Alcester B49 6EH, each in the agreed form.

         8.3 DELIVERY OF THE BASE CONSIDERATION. The Purchasers shall have delivered or tendered delivery of the Base Consideration in the manner and as set forth in Section 2.1(c).

         8.4 NO CLAIMS. No claims shall be pending or, to the knowledge of the Purchasers or Knowledge of the Sellers, threatened, before any Governmental Bodies to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the Contemplated Transactions or which has had or may have, in the reasonable judgment of the Sellers, a Material Adverse Effect.

         8.5 UK GUARANTEES. UK Purchaser shall have entered into an applicable arrangement with Barclays with respect to the UK Guarantees so that the ability of DTI's subsidiaries in the United Kingdom to borrow from Barclays shall no longer be reduced by the amount of the UK Guarantees, all of which shall be reasonably acceptable to DTI.

                                   ARTICLE 9
                          SURVIVAL OF REPRESENTATIONS,
                      WARRANTIES, COVENANTS AND AGREEMENTS

                  All representations, warranties, covenants and agreements in this Agreement shall survive the execution and delivery hereof and the Closing hereunder. All representations and warranties contained in this Agreement shall terminate and expire twelve months after the Closing Date, except for (i) those representations and warranties in Sections 4.1, 4.2, 4.3, 4.30, 4.31, 5.1, 5.2 and 5.4 and the first sentence of Section 4.21 (which representations and warranties shall survive without any limitation); (ii) those representations and warranties in Sections 4.7 and 4.12 and 4.23 (which representations and warranties shall survive until 90 days after claims in respect thereof are barred by the respective applicable statutes of limitation); and (iii) any representation or warranty breached as a result of fraudulent conduct or intentional misconduct (which representations and warranties shall survive without any limitation). In the event any claim for indemnification under Sections 10.1 or 10.2, as the case may be, shall have been asserted within the applicable survival period, the representation, warranty, covenant or agreement that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved. No claim may be asserted for breach of any representation or warranty after the expiration of any applicable time period referred to above.

                                   ARTICLE 10
                                 INDEMNIFICATION

         10.1 OBLIGATION OF THE SELLERS AND DTI TO INDEMNIFY. Subject to the limitations contained in Section 6.14 and Article 9, each of the Sellers and DTI jointly and severally agree to indemnify, defend and hold harmless each of the Purchasers and each of their respective directors, officers, employees, affiliates, successors and assigns (collectively, the "Purchaser Indemnitees") from and against all losses, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs, expenses or other liabilities (including, without limitation, diminution in value, interest, penalties and reasonable fees, expenses and disbursements of attorneys, experts and consultants) incurred by any Purchaser Indemnitee in any action or proceeding between the indemnifying party and any Purchaser Indemnitee (including, without limitation, any action to enforce this Section 10.1) or between any Purchaser Indemnitee and any third party, or otherwise) ("Losses") based upon, arising out of or otherwise in respect of: (a) any breach of any representation or warranty of any Seller or DTI contained in this Agreement or in any Documents delivered by or on behalf of any Seller or DTI pursuant to this Agreement; (b) any breach of any covenant or agreement of any Seller or DTI contained in this Agreement or in any Document delivered by or on behalf of any Seller or DTI pursuant to this Agreement; (c) any violation of or liability arising under any applicable bulk sales law in connection with the transfer of the Assets; or (d) any Excluded Liability including without limitation any Pre-Closing Environmental Liability (whether or not constituting a "liability and/or obligation of any Seller" for the purposes of Section 1.5); provided that solely with respect to Losses arising under clause (a) of this
Section 10.1, the Sellers and DTI shall be required to indemnify the Purchaser Indemnitees only in the event that the aggregate amount of all Losses arising under clause (a) of this Section 10.1 exceeds $50,000 (the "Threshold"); provided further that in the event the aggregate amount of all Losses arising under clause (a) of this Section 10.1 exceeds the Threshold, then the Sellers' and the DTI's liability to the Purchaser Indemnitees under such clause (a) shall revert to the first dollar of such aggregate. With respect to Losses arising under clause (a) of this Section 10.1, the Purchaser Indemnitees shall be entitled to recover no more, in the aggregate, than the Base Consideration.

         10.2 OBLIGATION OF THE PURCHASERS TO INDEMNIFY. Subject to the limitations contained in Article 9, the Purchasers jointly and severally agree to indemnify, defend and hold harmless the Sellers from and against any Losses based upon, arising out of or otherwise in respect of: (a) any breach of any representation, warranty, covenant or agreement of any Purchaser contained in this Agreement or in any Documents delivered by or on behalf of any Purchaser pursuant to this Agreement; (b) any Assumed Liability or (c) any Losses incurred by DTI relating to the DTI Guaranty to the extent such Losses result from actions committed, or the failure to act, by Purchasers after the date hereof. UK Purchaser hereby covenants and agrees to use commercially reasonable efforts to comply with the terms and conditions of the customer contract subject to the DTI Guaranty in accordance with its terms, including, without limitation, timely delivery of the equipment in such a condition as is in accordance with the terms and conditions of such customer contract.

         10.3     NOTICE AND OPPORTUNITY TO DEFEND.

                  (a) The party making a claim under this Article 10 is referred to as the "Indemnitee," and the party against whom such claims are asserted under this Article 10 is referred to as the "Indemnifying Party." All claims by any Indemnitee under this Article 10 in respect of a third party claim shall be asserted and resolved as follows: Promptly after receipt by an Indemnitee of notice of any demand, claim or circumstances from any third party which, with the lapse of time, would or is reasonably likely to give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that is reasonably likely to result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to the Indemnifying Party even if as of such date the Threshold has not been reached. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or is reasonably likely to be suffered by the Indemnitee. The failure by the Indemnitee to give any such Claims Notice in a prompt manner shall not relieve the Indemnifying Party of any indemnification obligation hereunder, except and solely to the extent that the Indemnifying Party is materially prejudiced thereby.

                  (b) Subject to Section 10.3(c), the Indemnifying Party may elect to defend, at its own expense and by its own counsel (which counsel shall be reasonably acceptable to the Indemnitee), any Asserted Liability. If the Indemnifying Party elects to defend such Asserted Liability, it shall promptly (but in any event within ten days) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense against such Asserted Liability. Notwithstanding the foregoing, during the interim period, the Indemnitee may take such reasonable actions as it deems necessary to preserve any and all rights with respect to such claim, without such actions being construed as a waiver of the Indemnitee's rights to defense and indemnification pursuant hereto. If the Indemnifying Party elects to assume the defense, the Indemnifying Party shall keep the Indemnitee informed as to the status of such matter and shall promptly send copies of all pleadings and written correspondence to the Indemnitee. If the Indemnifying Party elects not to defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided, assumes the defense but thereafter fails to defend the matter or contests its obligation to indemnify under this Agreement, the Indemnitee may pay or defend such Asserted Liability, at the Indemnifying Party's expense, on such terms as the Indemnitee may deem appropriate. Subject to the foregoing, neither the Indemnifying Party nor the Indemnitee may settle any claim over the objection of the other; provided, however, consent to settlement shall not be unreasonably withheld or delayed by the Indemnifying Party or by the Indemnitee. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability; provided, however, if the defendants in any action or proceeding shall include both an Indemnitee and the Indemnifying Party and such Indemnitee shall have reasonably concluded that counsel selected by the Indemnifying Party has a conflict of interest, such Indemnitee shall have the right to select separate counsel to participate in the defense of such claim, at the expense of the Indemnifying Party. If the Indemnifying Party chooses to defend any claim, subject to appropriate confidentiality restrictions, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

                  (c) Notwithstanding anything to the contrary in Section 10.3(b), the Indemnitee shall have the exclusive right at its option to manage and control all Remedial Actions at the US Facility or the UK Facility with respect to which the Indemnitee has made a claim for indemnification pursuant to
Section 10.1 hereof. The Indemnitee shall keep the Indemnifying Party reasonably informed of the progress of such actions. Subject to the Threshold, if applicable, the Indemnifying Party shall be obligated to indemnify the Indemnitee for all Environmental Compliance Costs resulting from such actions. Indemnitee shall undertake to complete any Remedial Actions at the US Facility or the UK Facility for which it seeks indemnification (i) to the extent required under Environmental Laws consistent with the use of the property as of the Closing Date, (ii) to the extent necessary to settle, resolve or conclude any third party claims, as approved by Sellers, which approval shall not be unreasonably withheld, and (iii) to the extent necessary to satisfy all obligations pursuant to the terms in the leases in place as of the Closing Date (or any extensions or renewals of such leases) relating to environmental matters, hazardous substances, or dangerous substances.

         10.4 CHARACTERIZATION OF INDEMNITY PAYMENTS. The parties hereto agree, for Tax purposes only, to treat any Indemnity Payments made pursuant to this Article 10 as an adjustment to the Purchase Price.

         10.5 EXCLUSIVITY. From and after the Closing, except in the case of fraud and except that a party shall be entitled to equitable remedies (other than rescission) in connection with a breach by the other party of a covenant, the right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this Article 10 shall be the sole and exclusive right and remedy exercisable by such party with respect to any breach by such other party hereto of any representation, warranty, covenant or agreement contained in this Agreement.

                                   ARTICLE 11
                                  MISCELLANEOUS

         11.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

                  "affiliate" (whether or not capitalized) means, with respect to any person, any other person controlling, controlled by or under common control with, such person.

                  "Asbestos Liabilities" means any liabilities arising from, relating to, or based on the presence or alleged presence of asbestos or asbestos-containing materials in any product or item manufactured, sold, marketed, installed, stored, transported, handled or distributed at any time, or otherwise based on the presence or alleged presence of asbestos or asbestos-containing materials at any property or facility, including without limitation, any liabilities arising from, relating to or based on any personal or bodily injury or illness.

                  "Barclays" means Barclays Bank PLC.

                  "Business" means (i) all business, including, but not limited to, manufacturing, marketing, sales and/or distribution, which occurs at or in connection with the UK Facility and/or the US Facility, and/or (ii) the design, development and manufacture and integration of proprietary machines and integrated systems utilized for packaging, liquid filling or tube filling systems and applications including, but not limited to, bottle unscramblers, bottle air cleaners, electronic and slat tablet counters, liquid fillers, cottoners, inspection devices, cappers and labelers, pluggers, collators and cartoners, bulk product handling equipment and blister packaging that are marketed under brand names including, but are not limited to, Kalish, King, Lakso, Merrill, Swiftpack, Quantum, Trucount and Fillit and/or (iii) the provision of aftermarket support services for the installed base of such machines through tooling, replacement and spare parts, servicing groups and other aftermarket support.

                  "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

                  "COBRA" means Part 6 of Subtitle B of Title I of ERISA,
Section 4980B of the Code and any similar state law.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Condition of the Business" means the business, properties, assets (including the Assets), liabilities (including the Assumed Liabilities) and condition (financial or otherwise) of the Business.

                  "Documents" means documents, contracts, instruments, certificates, notices, consents, affidavits, letters, telegrams, telexes, statements, schedules (including Schedules to this Agreement), exhibits (including Exhibits to this Agreement) and any other papers whatsoever.

                  "DTI Guaranty" shall mean that certain guaranty executed by DT Industries, Inc. in favor of Forest Tosara Limited, dated as of November 20, 2003.

                  "Employee Pension Benefit Plan" has the meaning set forth in
Section 3(2) of ERISA.

                  "Employee Welfare Benefit Plan" has the meaning set forth in
Section 3(1) of ERISA.

                  "Environment" means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, air, and plant and animal life on earth.

                  "Environmental Claim" means any oral or written notice, request for information, report, or other information from any private party or Governmental Body regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under Environmental Laws or the common law relating to environmental matters.

                  "Environmental Compliance Costs" means any expenditures, costs, assessments or expenses (including, without limitation, any expenditures, costs, assessments or expenses, reasonable fees, disbursements and expenses of attorneys, experts, personnel and consultants) in connection with the conduct of any Remedial Action or necessary to cause the Business (or any portion thereof) or any of the Assets to be in compliance with Environmental Laws or to settle and resolve any Environmental Claim; provided, however, that Environmental Compliance Costs do not include expenditures, costs, assessments or expenses necessary in connection with normal maintenance of such real property, assets, equipment or facilities or the replacement of equipment in the normal course of events due to ordinary wear and tear.

                  "Environmental Laws" means all Laws, Orders, contractual obligations and all common law relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of Hazardous Substances into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 121 et seq., the Occupational Safety and Health Act,

29 U.S.C. Section 651 et seq., the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Oil Pollution Act of 1990 and analogous state acts, each as amended and as now, previously, or hereafter in effect.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" means each person (as defined in Section 3(9) of ERISA) that together with any Seller would be deemed a "single employer" within the meaning of Section 414 of the Code.

                  "Foreign Plan" means any employee benefit plan, program or arrangement that is established or maintained outside the United States by any Seller (or any of its affiliates) or DTI for the benefit of employees of any Seller or affiliate of any Seller engaged in the Business residing outside the United States.

                  "Hazardous Substance" means any toxic waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, noise or odors or any other substance regulated under or as to which liability or standards of conduct are imposed by any Environmental Law.

                  "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (d) all mask works and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments in any of the foregoing (in whatever form or medium) and (i) all licenses, sublicenses and other assignments or permissions related to the property described in (a) - (h).

                  "IRS" means the Internal Revenue Service.

                  "knowledge of the Sellers" (whether or not capitalized) means the knowledge of any executive officer of DTI.

                  "Lien" means any lien, pledge, mortgage, security interest, claim, lease, license, charge, conditional sale agreement, title exception, option, right of first refusal, easement, servitude, transfer restriction or encumbrance.

                  "Material Adverse Effect" means a material adverse effect on the Condition of the Sellers, taken as a whole, or the Business, other than any effect occurring as a result of general economic or political conditions, or conditions generally affecting persons in the industries in which the Sellers participate and excluding any effect, change, event, circumstance, development or condition attributable to the market price or trading volume of the common stock of DTI or announcement of the Contemplated Transactions.

                  "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

                  "person" (whether or not capitalized) means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

                  "Prohibited Transaction" has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

                  "property" or "properties" (whether or not capitalized) means real, personal or mixed property, tangible or intangible.

                  "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or into, through or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

                  "Remedial Action" means all actions reasonably necessary to comply with, or discharge any obligation under, Environmental Laws to: (a) clean up, remove, or treat, Hazardous Substances in the Environment; (b) prevent or control the Release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the Environment; or
(c) perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, about or in any real property.

                  "Tax" means any tax of any kind, including, without limitation, any duty, contribution, impost, withholding tax, levy, franchise tax, net worth tax, sales tax, income tax, corporation tax, capital gains tax, use tax, payroll tax, property tax or charge in the nature of tax, whether domestic or foreign, and any fine, penalty, surcharge or interest connected therewith.

                  "Tax Return" means all tax returns, reports, forms, and other such documents.

                  "Taxation Authority" means the Internal Revenue Service, the Inland Revenue, Customs or such other authority whatsoever competent to impose and Tax whether in the United States or elsewhere.

                  "UK Assets" means those Assets to be acquired hereunder from the UK Seller.

                  "UK Business" means that portion of the Business conducted by the UK Seller.

                  "UK Contract" means any Business Contract to which UK Seller is a party.

                  "UK Employee" means (a) each individual listed on Schedule 1.7, (b) any employee recruited to replace any of the individuals listed on
Schedule 1.7 after the entering into of this Agreement but before the Closing; and (c) any other individual recruited into the UK Business before the Closing with the express written approval of the UK Purchaser (unless in the case of any individual falling within (a), (b) or (c) that individual ceases to be employed by the UK Seller or any other affiliate of DTI before the Closing).

                  "UK Facility" means the manufacturing facility and related office and other facilities with the address of Swiftpack House, Arden Forest Industrial Estate, 3 Arden Road, Alcester, Warwickshire, B49 6HN, United Kingdom.

                  "UK Facility Lease" means that certain Lease Relating to Swiftpack House, Arden Forest Industrial Estate, 3 Arden Road, Alcester, Warwickshire, B49 6HN, dated as of year 2002, between Peers Hunt Alcester Limited, DT Packaging Systems Limited and DT Industries, Inc.

                  "UK Guarantees" means those certain guarantees issued by Barclays on the account of UK Seller in favor of (i) Taro Pharmaceutical Industries, dated December 11, 2003, (ii) Godecke GMBH, dated March 7, 2003,
(iii) Jacobs Engineering UK Ltd, dated June 24, 2003, (iv) Uhlmann Pac-Systeme GMBH, dated March 7, 2003 and (v) Xian-Janseen Pharmaceutical Ltd., dated February 17, 2004.

                  "UK Liabilities" means the portion of the Assumed Liabilities for which the UK Seller is liable.

                  "US Assets" means those Assets to be acquired hereunder from the US Seller.

                  "US Business" means that portion of the Business conducted by the US Seller.

                  "US Employee" means (a) each individual listed on Schedule 1.6, (b) any employee recruited to replace any of the individuals listed on
Schedule 1.6 after the entering into of this Agreement but before the Closing; and (c) any other individual recruited into the US Business before the Closing with the express written approval of the US Purchaser (unless in the case of any individual falling within (a), (b) or (c) that individual ceases to be employed by the US Seller before the Closing).

                  "US Employee Benefit Plan" means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit plan, program or arrangement that is maintained, sponsored or contributed to by any Seller or any of their affiliates for the benefit of US Employees.

                  "US Facility" means the manufacturing facility and related office and other facilities with the address of 7 New Lancaster Road, Leominster, Massachusetts.

                  "US Facility Lease" means that certain Sublease Agreement made and entered into as of June 30, 2002, by and between Mohawk/CDT, a division of Cable Design Technologies, Inc. ("Mohawk/CDT") and the US Seller and (ii) that certain Prime Landlord,

Tenant and Subtenant Agreement entered into as of June 30, 2002, by and among Shirley Chizmas, as trustee of Chizmas Realty Trust, Mohawk/CDT and the US Seller.

                  "US Liabilities" means the portion of the Assumed Liabilities for which the US Seller is liable.

         11.2 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by overnight courier or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mail, or the next day if delivered by overnight courier, as follows:

                  if to any Purchaser, to:

                           c/o Kinderhook Industries, LLC
                           888 Seventh Avenue, Suite 1600
                           New York, New York 10106
                           Attention: Thomas L. Tuttle
                           Facsimile: (212) 201-6790

                  and with a copy to:

                           Kirkland & Ellis LLP
                           Citigroup Center
                           153 East 53rd Street, Suite 3900
                           New York, New York 10022-4675
                           Attention: W. Brian Raftery, Esq.
                           Facsimile: (212) 446-4900

                  if to any Seller or DTI to:

                           DT Industries, Inc.
                           907 West Fifth Street
                           Dayton, Ohio 45407
                           Attention: Dennis S. Dockins, General Counsel
                           Facsimile: (907) 586-5605

                  with a copy to:

                           Katten Muchin Zavis Rosenman
                           525 West Monroe Street, Suite 1600
                           Chicago, Illinois  60661
                           Attention: Adam R. Klein, Esq.
                           Facsimile: (312) 902-5201

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

         11.3 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the Exhibits and Schedules hereto) and any collateral agreements executed in connection with the consummation of the Contemplated Transactions contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, conditions, representations and covenants, written or oral, with respect thereto. This Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder.

         11.4 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damages would occur in the event that any provision in this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity that may be available.

         11.5 WAIVERS AND AMENDMENTS; NON-CONTRACTUAL REMEDIES. This Agreement may be amended, superseded, canceled, renewed or extended, only by a written instrument signed by each Seller, each Purchaser and DTI or, in the case of a waiver, only by a written instrument signed by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

         11.6 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, permitted assigns and legal representatives. This Agreement is not assignable except by operation of law, except that any Purchaser, after written notice to the Sellers, may assign its rights hereunder to any of its affiliates, to any successor to all or substantially all of its business or assets or to any bank or other financial institution that may provide financing to any Purchaser; provided, that any such assignment shall not relieve any Purchaser of any of its obligation or liabilities hereunder.

         11.7 COUNTERPARTS AND FACSIMILE. This Agreement and any amendment, supplement, restatement, or termination of any provision of this Agreement, may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. A party's transmission by facsimile of a copy of this Agreement duly executed by that party shall constitute effective delivery by that party of an executed copy of this Agreement to the party receiving the transmission. A party that has delivered this Agreement by facsimile shall forthwith deliver an originally executed copy to the other party or parties.

         11.8 EXHIBITS AND SCHEDULES. The Exhibits and Schedules hereto are a part of this Agreement as if fully set forth herein. All references herein to Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         11.9 HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

         11.10 USAGE. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. The words "hereof," "herein," "hereby" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any statute referred to herein means such statute as from time to time amended, modified or supplemented.

         11.11    INTERPRETATION. The parties hereto acknowledge and agree that
(a) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement.

         11.12 CURRENCY. All references to currency or dollar amounts in this Agreement are to lawful currency of the United States of America.

         11.13 SEVERABILITY. Any provision of this Agreement which is invalid or unenforceable shall not affect any other provision and shall be deemed to be severable.

         11.14 FEES AND EXPENSES. Except as expressly provided herein, whether or not the Closing occurs, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants shall be paid by the party hereto incurring such fees and expenses. The parties hereto acknowledge and agree that nothing contained in this Agreement will result in any party hereto assuming liability for any fees and expenses incurred by the Management Group, on behalf of themselves, in connection with the Sellers' sale of the Assets.

         11.15 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

         11.16 GOVERNING LAW. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 11.16, THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. NOTWITHSTANDING

THE FOREGOING, SECTIONS 1.7, 6.5 AND 6.6 SHALL EACH BE GOVERNED BY ENGLISH LAW.

         11.17 CONSENT TO JURISDICTION. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the state courts of the State of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereto brought by any other party hereto (except in connection with the Sections 1.7, 6.5 and 6.6, in respect of which, the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Courts of England and Wales). Each party hereto, to the extent permitted by applicable Law, hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party hereto consents to the service of process in any suit, action or proceeding by the mailing of copies thereof to such party at any time at its address to which notices are to be given pursuant to Section 11.2. Each party hereto agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such suit, action or proceeding shall be conclusive, and may be enforced in any other jurisdiction (a) by suit, action or proceeding on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of liability of the party therein described or (b) in any other manner provided by or pursuant to the Laws of such other jurisdiction.

                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

                                      NOVA PACKAGING SYSTEMS, INC.

                                      By: /s/ Thomas L. Tuttle
                                         ----------------------------------
                                          Name: Thomas L. Tuttle
                                          Title: Vice President

                                      SWIFTPACK AUTOMATION UK LIMITED

                                      By: /s/ Thomas L. Tuttle
                                         ----------------------------------
                                          Name: Thomas L. Tuttle
                                          Title: Director

                                      PHARMA GROUP, INC.

                                      By: /s/ John M. Casper
                                         ----------------------------------
                                          Name: John M. Casper
                                          Title: Vice President

                                      DT PACKAGING SYSTEMS LTD.

                                      By: /s/ John M. Casper
                                         ----------------------------------
                                          Name: John M. Casper
                                          Title: Director

                                      DT INDUSTRIES, INC.

                                      By: /s/ John M. Casper
                                         ----------------------------------
                                          Name: John M. Casper
                                          Title: Senior Vice President - Finance